Overview of Liberty Media Group

         Liberty Media Group, through Liberty Media Corporation and its subsidiaries and affiliates, owns interests in a broad range of video programming, communications and Internet businesses in the United States, Europe, South America and Asia. The principal assets in the Liberty Media Group include interests in Starz Encore Group LLC, Discovery Communications, Inc., Time Warner Inc., QVC, Inc., USA Networks, Inc., Telewest Communications, plc, TV Guide, Inc., Motorola, Inc., Sprint PCS Group, The News Corporation Limited, Teligent, Inc. and Liberty Digital, Inc.

Governance Structure

         Substantially all of the businesses and assets included in the Liberty Media Group are held by its primary operating unit, Liberty Media Corporation. As a result of the TCI/AT&T Merger on March 9, 1999, Liberty Media Corporation and several affiliated companies which make up the Liberty Media Group, are held by wholly owned subsidiaries of AT&T. Liberty Media Group has a substantial degree of managerial autonomy from AT&T as a result of its corporate governance arrangement with AT&T, under which the board of directors and management of Liberty Media Corporation control the business and affairs of the group. Liberty Media Corporation's board of directors is controlled by persons designated by Tele-Communications, Inc. ("TCI") prior to its acquisition by AT&T, and will continue to be controlled by those persons, or others chosen by them, until at least 2006. Liberty Media Corporation's management consists of individuals who managed the businesses of TCI's Liberty Media Group and TCI Ventures Group prior to the AT&T merger. The directors and officers of Liberty Media Corporation serve in the same capacities with the affiliated companies included in the Liberty Media Group. Liberty Media Corporation has entered into agreements with AT&T which provide it with a level of financial and operational separation from AT&T, define its rights and obligations as a member of AT&T's consolidated tax group, enable it to finance its operations separately from those of AT&T and provide it with certain programming rights with respect to AT&T's cable systems.

Recent Developments

         On March 1, 1999, United Video Satellite Group, Inc. acquired Liberty Media Group's 40% interest in Superstar/Netlink Group and its 100% interest in Netlink USA, which uplinks the signals of six Denver-based broadcast television stations, in exchange for shares of UVSG common stock. On the same date, UVSG acquired from The News Corporation Limited, in exchange for cash and shares of UVSG common stock, the stock of certain corporations that publish TV Guide Magazine and other printed television program listing guides and distribute TV Guide Online. Following this transaction UVSG, which changed its name to TV Guide, Inc., became jointly controlled by Liberty Media Group and News Corp. with each owning approximately 44% of its equity and 49% of its voting power. In October 1999, TV Guide announced that it had entered into a definitive merger agreement with Gemstar International Group Limited, pursuant to which TV Guide would become a wholly owned subsidiary of Gemstar. This transaction is subject to the approval of the shareholders of each company (which was received on March 17, 2000) as well as customary closing conditions.

         On March 22, 1999, Liberty Media Group entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its approximately 114 million shares of Time Warner Series LMCN-V Common Stock. In effect, Liberty Media Group purchased a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty Media Group in approximately seven years for $67.45 per shares. Liberty Media Group simultaneously sold a call option giving the counterparty the right to buy the same shares from Liberty Media Group in approximately seven years for $158.33 per share. Since the purchase price of the put option was equal to the proceeds form the sale of the call option, the collar transaction had no cash cost to Liberty Media Group.

         On July 7, 1999, Liberty Media Group issued 7-7/8% Senior Notes due 2009, in the aggregate principal amount of $750 million, and 8-1/2% Senior Debentures due 2029, in the aggregate principal amount of $500 million. Liberty Media Group received net cash proceeds from these issuances of $741 million and $494 million, respectively, which were used to repay outstanding borrowings under certain credit facilities. On January 13, 2000, Liberty Media Group completed a registered exchange offer for these securities that provided tendering holders with identical securities "freely" transferable under the Securities Act of 1933.

         On July 15, 1999, Liberty Media Group sold to News Corp. its 50% interest in their jointly owned Fox/Liberty Networks programming venture, in exchange for 51.8 million News Corp. ADRs representing preferred limited voting ordinary shares of News Corp., valued at approximately $1.425 billion, or approximately $27.52 per ADR. In a related transaction, Liberty Media Group acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million, or approximately $24.74 per ADR. As a result of these transactions and subsequent open market purchases, as of March 1, 2000, Liberty Media Group owned approximately 81.7 million ADRs representing preferred limited voting ordinary shares of News Corp. or approximately 8% of News Corp.'s ordinary shares on a fully diluted basis.

         On September 9,1999, TCI Music, Inc. and Liberty Media Group completed a transaction pursuant to which Liberty Media Group contributed to TCI Music substantially all of its Internet content and interactive television assets, certain rights with respect to access to AT&T cable systems for the provision of interactive active services, and a combination of cash and notes receivable equal to $150 million, in exchange for preferred and common stock of TCI Music. Following this transaction, Liberty Media Group owned 95% of TCI Music which changed its name to Liberty Digital, Inc. In addition, Liberty Media Group adopted a policy that Liberty Digital would be its primary (but not exclusive) vehicle to pursue corporate opportunities relating to interactive programming and interactive content related services in the United States and Canada, subject to certain exceptions.

         On September 30, 1999, Liberty Media Group purchased 9.9 million class B shares of UnitedGlobalCom, Inc. for approximately $493 million in cash. UnitedGlobalCom is a global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. As part of the transaction, Liberty Media Group expects to form a 50/50 joint venture or similar arrangement with United Pan-Europe Communications N.V., UnitedGlobalCom's European subsidiary, to own the UnitedGlobalCom shares and to evaluate joint content and distribution opportunities in Europe. Liberty Media

Group would contribute to the joint venture its 9.9 million class B shares of UnitedGlobalCom and United Pan-Europe would contribute 5.6 million class A shares of UnitedGlobalCom. Liberty Media Group expects to assign 50% of its interest in the joint venture to Microsoft Corporation. In addition to its 25% interest (after the assignment to Microsoft), Liberty Media Group would receive approximately $144 million of redeemable preferred interests in the joint venture. When formed, the joint venture would own approximately 14.5% of the total outstanding common shares of UnitedGlobalCom on a fully diluted basis. The joint venture and its members would be bound by voting and standstill agreements with UnitedGlobalCom and certain of its controlling shareholders.

         On November 16, 1999, Liberty Media Group issued 4% Senior Exchangeable Debentures due 2029, in the aggregate principal amount of $869 million. Liberty Media Group received net cash proceeds from this issuance of $854 million. On February 9,2000, the resale of these debentures was registered under the Securities Act of 1933.

         On December 6, 1999, Liberty Media Group entered into an agreement with Four Media Company with respect to a transaction pursuant to which Liberty Media Group would acquire all of the outstanding common stock of Four Media In exchange for approximately $123 million in cash, the issuance of approximately
3.2 million shares of AT&T Class A Liberty Media Group tracking stock and a warrant to purchase approximately 350,000 shares of AT&T Class A Liberty Media Group tracking stock at an exercise price of $46.00 per share. Four Media is a provider of technical and creative services to owner, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally. The transaction with Four Media is subject to the approval of Four Media's shareholders, as well as other customary closing conditions and is currently expected to close in the second quarter of 2000.

         On December 10, 1999, Liberty Media Group entered into an agreement with the Todd-AO Corporation with respect to a transaction pursuant to which the liberty Media Group would acquire approximately 60% of the outstanding equity and 94% of the voting power of Todd in exchange for approximately 3 million shares of AT&T Class A Liberty Media Group tracking stock. Todd provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. The transaction with Todd is subject to the approval of Todd's shareholders, as well as other customary closing conditions and is currently expected to close in the second quarter of 2000.

         On December 30, 1999, Liberty Media Group entered into an agreement with Soundelux Entertainment Group, Inc. with respect to a transaction pursuant to which the Liberty Media Group would acquire approximately 55% of the outstanding equity and 92% of the voting power of Soundelux in exchange for approximately 2 million shares of AT&T Class A Liberty Media Group tracking stock. Soundelux provides video, audio, show production, design and installation services to location-based entertainment venues and provides production and post-production sound services, including content, editing, re-recording and music supervision, to the motion picture, television and interactive gaming industries. The transaction with Soundelux is subject to the approval of Soundelux's shareholders and the closing of the Todd transaction, as well as other customary closing conditions and is currently expected to close in the second quarter of 2000.

          Following the acquisitions of majority interests in Todd and Soundelux and 100% of the voting securities of Four Media, and subject to certain conditions, the Liberty Media Group has agreed to cause the following additional transactions to occur: (i) contribution of the Liberty Media Group's controlling interest in Todd to Soundelux, in exchange for additional shares of voting stock of Soundelux; (ii) contribution by Soundelux to Todd of 100% of the business and operations of Soundelux, in exchange for additional shares of voting stock of Todd and the assumption by Todd of 100% of the liabilities of Soundelux; and
(iii) contribution by the Liberty Media Group to Soundelux, and by Soundelux to Todd, of 100% of the stock of Four Media. As a result of such transactions, the assets and operation now owned and operated by Four Media, Soundelux and Todd would be consolidated within Todd, which would change its name to Liberty Livewire, Inc. Liberty Livewire would be attributed to Liberty Media Group.

         On December 15, 1999, a trust for Liberty Media Group's benefit entered into a "cashless collar" with a financial institution with respect to 18 million shares of Sprint PCS stock-Series 1, secured by 18 million shares of the trust's Sprint PCS stock-Series 2. The Sprint PCS stock-Series 2 is convertible into the Sprint PCS stock-Series 1 on a one-for-one basis. The collar consists of a put option that gives the trust the right to require its counterparty to buy 18 million shares of Sprint PCS stock-Series 1 from the trust in three tranches in approximately two years for $50 per share. The counterparty has a call option giving the counterparty the right to buy the same shares from the trust in three tranches in approximately two years for $65.23 per share. The put and the call options were equally priced, resulting in no cash cost to the trust or Liberty Media Group. Share amounts and prices have been adjusted to reflect a Sprint's February two-for-one stock split.

         On January 5, 2000, General Instrument Corporation merged with Motorola, Inc. As a result of this merger, Liberty Media Group's 21% interest in GI was exchange for an approximate 3% interest in Motorola.

         On January 14, 2000, the Liberty Media Group completed its acquisition of The Associated Group, Inc. pursuant to a merger agreement among AT&T, Liberty Media Group and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and 1.20711 shares of AT&T Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 23.4 million shares of AT&T Class A Liberty Media Group tracking stock, (3) approximately 5.3 million shares of AT&T Class B Liberty Media Group tracking stock, (4) approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, Inc., a full-service, facilities-based communications company, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty Media Group. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group tracking stock and AT&T Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T.

         On February 2, 2000, Liberty Media Group issued 8-1/4% Senior Debentures due 2030, in the aggregate principal amount of $1 billion. Liberty Media Group received net cash proceeds from this issuance of $983 million.

Pursuant to a registration rights agreement entered into with the purchasers of these debentures, Liberty Media Group is required to effect a registered exchange offer for the debentures which will provide tendering holders with identical securities "freely" transferable under the Securities Act of 1933.

         On February 7, 2000, Liberty Media Group purchased 18 million shares of Cendant Corporation common stock and a warrant to purchase up to an additional approximate 29 million shares of common stock at an exercise price of $23.00 per share (subject to anti-dilution adjustments), which resulted in Liberty Media Group having an approximate 6.5% ownership interest in Cendant. Liberty Media Group paid $300 million in cash for the common stock and $100 million in cash for the warrants. Cendant is primarily engaged in the consumer and business services industries, with its principal operations in travel related services, real estate related services and alliance marketing related service.

         On February 10, 2000, Liberty Media Group issued 3-3/4% Senior Exchangeable Debentures due 2030, in the aggregate principal amount of $750 million. Liberty Media Group received net cash proceeds from this issuance of $735 million. On March 8, 2000, Liberty Media Group issued an additional $60 million principal amount of its 3-3/4% Senior Exchangeable Debentures due 2030. Liberty Media Group received net cash proceeds from this issuance of $59 million. Pursuant to a registration rights agreement entered into with the purchasers of these debentures, the resale of these debentures is required to be registered under the Securities Act of 1933.

         On February 27, 2000, Liberty Media Group entered into an agreement with ICG Communication, Inc. pursuant to which Liberty Media Group would purchase for $500 million (a) 500,000 shares of ICG Communications convertible preferred stock, which are initially convertible into 17,857,142 shares of ICG Communications common stock, and (b) warrants to purchase 6,666,667 shares of ICG Communications common stock at an initial exercise price of $34.00 per share. This transaction is subject to customer closing conditions.

         On February 29, 2000 Liberty Media Group commenced a cash tender offer for all of the outstanding common stock of Ascent Entertainment Group, Inc. at a price of $15.25 per share. Pursuant to a merger agreement entered into with Ascent on February 22, 2000, if a majority of the outstanding shares of Ascent are tendered in the offer and the other conditions to the offer are satisfied or waived, Liberty will acquire control of Ascent and, as soon as practicable thereafter, will acquire the remaining Ascent shares by merging a subsidiary into Ascent. This transaction is subject to approval of Ascent's shareholders, as well as other customary closing conditions. If the merger is effected, Liberty Media Group expects to pay approximately $460 million for the Ascent stock. In addition, Ascent will have approximately $295 million in indebtedness outstanding immediately after the merger. Ascent's principal business is providing pay-per-view entertainment and information services through its majority owned subsidiary, On Command Corporations. Ascent also provides satellite service to the NBC television network and owns the National Basketball Association's Denver Nuggets, the National Hockey League's Colorado Avalanche and the Pepsi Center Denver's new entertainment facility which is home to both the Nuggets and the Avalanche. If is acquires Ascent Liberty Media Group intends to seek a buyer for the sports teams and the Pepsi Center.

         On March 16, 2000 Liberty Media Group purchased shares of cumulative preferred stock in TCI Satellite Entertainment, Inc. ("TSAT") in exchange for Liberty Media Group's economic interest in 5,084,745 shares of Sprint Corporation PCS common stock, valued at $300 million. Liberty Media Group received 150,000 shares of TSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of TSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights while the Series B preferred stock gives Liberty Media Group approximately 85% of the voting power of TSAT. As part of this transaction, Liberty Media Group and TSAT formed a joint venture named Liberty Satellite, LLC to hold and manage interests in entities engaged globally in the distribution of internet data and other content via satellite and related businesses. Liberty Media Group contributed its interests in XM Satellite Radio Holdings, Inc., iSKY, Inc., Astrolink International LLC and Sky Latin America in exchange for an approximately 89% interest in the joint venture. TSAT contributed its interest in JATO Communications Corp. and General Motors Class H Common Stock in exchange for an approximately 11% interest in the joint venture which will be managed by TSAT. In a related transaction, TSAT paid Liberty Media Group $60 million in the form of an unsecured promissory note in exchange for an approximately 14% interest in a limited liability company with holdings in Astrolink International LLC. The remaining 86% of the limited liability company is held by Liberty Satellite, LLC.

Description of Business

         The following table sets forth information concerning Liberty Media Group's subsidiaries and business affiliates. Liberty Media Group's interests are held either directly or indirectly through partnerships, joint ventures, common stock investments or instruments convertible or exchangeable into common stock. Ownership percentages in the table are approximate, calculated as of March 1, 2000, and, where applicable and except as otherwise noted, assume conversion to common equity by Liberty Media Group and, to the extent known by Liberty Media Group, other holders. In some cases, Liberty Media Group's interest may be subject to buy/sell procedures, repurchase rights or, under certain circumstances, dilution.

                                   SUBSCRIBERS AT
                                      12/31/99                                              ATTRIBUTED OWNERSHIP
       ENTITY                          (000'S)            YEAR LAUNCHED                          % AT 3/1/00
       ------                          -------            -------------                          -----------
                                                     VIDEO PROGRAMMING SERVICES
BET Holdings II, Inc.                                                                                35%
    BET Cable Network                   58,600                 1980
    BET Action Pay-Per-View             10,000(1)              1990
    BET on Jazz                          7,000                 1996
    BET.com                             Online                 1999                                  50%

Canales n                                   17(2)              1998                                 100%

Court TV                                37,543                 1991                                  50%

Discovery Communications, Inc.                                                                       49%
    Discovery Channel                   77,829                 1985
    The Learning Channel                72,175                 1980
    Animal Planet                       54,018                 1996
    Discovery People                     8,200                 1997
    Travel Channel                      35,466                 1987

                                             SUBSCRIBERS AT
                                                12/31/99                                              ATTRIBUTED OWNERSHIP
       ENTITY                                    (000'S)            YEAR LAUNCHED                          % AT 3/1/00
       ------                                    -------            -------------                          -----------
                                                         VIDEO PROGRAMMING SERVICES (CONTINUED)
    Discovery Digital Services                   5,026(2)
       Discovery Civilization                                          1996
       Discovery Health                                                1998
       Discovery Home & Leisure                                        1996
       Discovery Kids                                                  1996
       Discovery Science                                               1996
       Discovery Wings                                                 1998
       Discovery en Espanol                                            1998
    Animal Planet Asia                           6,445                 1998                                     25%
    Animal Planet Europe                         6,328                 1998
    Animal Planet Latin America                  6,774                 1998                                     25%
    Discovery Asia                              37,712                 1994
    Discovery India                             14,100                 1996
    Discovery Japan(3)                           1,542                 1996
    Discovery Europe                            19,155                 1989
    Discovery Turkey                               600                 1997
    Discovery Germany                            1,206                 1996                                     25%
    Discovery Italy/Africa                       1,423                 1996
    Discovery Latin America                     12,145                 1996
    Discovery Latin America Kids Network         8,490                 1996
    People & Arts (Latin America)                9,453                 1995                                     25%
    Discovery Channel  Online                   Online                 1995
    Discovery Home & Leisure (Europe)            5,911

Starz Encore Group LLC                                                                                         100%
    Encore                                      13,745                 1991
    MOVIEplex                                    7,598                 1995
    Thematic Multiplex (aggregate units)        26,012(2)              1994
       Love Stories
       Westerns
       Mystery
       Action
       True Stories
       WAM! America's Kidz Network
    STARZ!                                      10,240                 1994
    STARZ! Multiplex (aggregate units)           6,180(2)
       STARZ! Theater                                                  1996
       BET Movies/STARZ!3                                                                                      88%
       STARZ! Family
       STARZ! cinema                                                   1997
E! Entertainment Television                     59,318                 1990                                    10%
    Style                                        4,630                 1998

Flextech p.l.c. (UK)                                                                                           37%
(LN(4): FLXT)
    Bravo                                        5,188                 1985                                    37%
    Challenge TV                                 5,383                 1993                                    37%
    HSN Direct International                       N/A                 1994                                    42%
    KinderNet                                    5,751                 1988                                    12%
    Living                                       6,175                 1993                                    37%
    SMG                                            N/A                 1957                                     7%
    Trouble                                      5,164                 1984                                    37%

                                   SUBSCRIBERS AT
                                      12/31/99                                              ATTRIBUTED OWNERSHIP
       ENTITY                          (000'S)            YEAR LAUNCHED                          % AT 3/1/00
       ------                          -------            -------------                          -----------
                                               VIDEO PROGRAMMING SERVICES (CONTINUED)
    TV Travel Shop                     7,010                   1998                                  37%
    UK Arena (UKTV)                    3,139                   1997                                  18%
    UK Gold (UKTV)                     6,279                   1992                                  18%
    UK Gold Classics (UKTV)            1,993                   1999                                  18%
    UK Horizons (UKTV)                 4,840                   1997                                  18%
    UK Style (UKTV)                    3,191                   1997                                  18%
    UK Play (UKTV)                     2,450                   1998                                  18%

Fox Kids Worldwide, Inc.                                                                             (5)

International Channel                  8,558                   1990                                  90%

Jupiter Programming Co., Ltd.
  (Japan)                                                                                            50%
    Cable Soft Network                 2,486                   1989                                  50%
    CNBC Japan/Nikkei                    N/A                   1997                                  10%
    Golf Network                       2,076                   1996                                  45%
    Discovery Japan                    1,601                   1996                                  49%
    J-Sports                             697                   1998                                  66%
    Shop Channel                       6,800                   1996                                  41%

MacNeil/Lehrer Productions               N/A                    N/A                                  67%

MultiThematiques, S.A.                                                                               30%
    Canal Jimmy (France)               2,285                   1991
    Canal Jimmy (Italy)                  700                   1997
    Cine Cinemas (France)                729                   1991
    Cine Cinemas (Italy)                 144                   1997
    Cine Classics (France)               631                   1991
    Cine Classics (Spain)                225                   1995                                  15%
    Cine Classics (Italy)                144                   1997
    Forum Planete (France)             1,365                   1997
    Planete (France)                   3,119                   1988
    Planete (Poland)                   1,944                   1996
    Planete (Germany)                  1,206                   1997
    Planete (Italy)                      670                   1997
    Seasons (France)                     106                   1996
    Seasons (Spain)                       37                   1997
    Seasons (Germany)                     35                   1997
    Seasons (Italy)                       46                   1997

The News Corporation Limited                                                                          8%
(NYSE: NWS.A; ASX(4): NCPDP)

Odyssey                               26,920                   1988                                  33%(6)

Pramer S.C.A. (Argentina)                                                                           100%
    America Sports                     2,360                   1990
    Big Channel                        2,352                   1992
    Canal a                            2,268                   1996
    Cineplaneta                        2,038                   1997
    Magic Kids                         3,858                   1995
    P&E                                  781                   1996
    Plus Satelital (fka CV SAT)        3,925                   1988

                                           SUBSCRIBERS AT
                                              12/31/99                                              ATTRIBUTED OWNERSHIP
       ENTITY                                 (000'S)            YEAR LAUNCHED                          % AT 3/1/00
       ------                                 -------            -------------                          -----------
                                                     VIDEO PROGRAMMING SERVICES (CONTINUED)
The Premium Movie Partnership                  890                   1995                                   20%
(Australia)

QVC Inc.                                                                                                    43%
    QVC Network                             66,702                   1986
    QVC-The Shopping Channel (UK)            7,867                   1993                                   34%
    QVC-Germany                             16,726                   1996
    iQVC                                    Online                   1995

Telemundo Network                                 (7)                                                       50%
Telemundo Station Group                           (8)                                                       25%

Time Warner Inc. (NYSE: TWX)                                                                                 9%

Torneos y Competencias, S.A                    N/A                    N/A                                   40%

TV Guide, Inc. (Nasdaq: TVGIA)                                                                              44%(9)
    TV Guide Channel                        50,000                   1988
    TV Guide Interactive                          (2)                1998
    TV Guide Sneak Prevue                   34,000                   1991                                   32%
    UVTV                                    57,000(10)                N/A
    Superstar/Netlink                          952                    N/A                                   35%
    TV Guide Magazine                       11,000(11)                N/A
    TV Guide Online                         Online
    The Television Games Network               N/A                   1999                                   43%
    Infomedia SA                               N/A                   1991                                   33%

USA Networks, Inc. (Nasdaq: USAI)              21%(12)
    HSN                                     73,700(13)               1985
    America's Store                          6,800(13)               1986
    Internet Shopping Network               Online                   1995
    HSN en Espanol                           2,700                                                          11%
    HOT (Germany)                           29,000                   1996                                    9%
    Shop Channel (Japan)                     3,370                   1996                                      (3)
    Sci-Fi Channel                          59,700                   1992
    USA Network                             77,200                   1980
    USA Broadcasting                        37,500(14)               1986
    Ticketmaster                                                      N/A
    Studios USA                                                       N/A
    USA Films                                                         N/A
    Hotel Reservations Network              Online                   1991
    (Nasdaq:ROOM)
    Ticketmaster Online-City Search         Online                   1998                                   11%
    (Nasdaq: TMCS)

                                                HOMES IN           HOMES
                                              SERVICE AREA         PASSED        BASIC SUBS                             ATTRIBUTED
                                              12/31/99(15)      12/31/99(16)     12/31/99(17)        PENETRATION        OWNERSHIP
  ENTITY                                         (000)             (000)            (000)             12/31/99           AT 3/1/00
  ------                                         -----             -----            -----             --------           ---------
                                                                            CABLE AND TELEPHONY

Cable Management Ireland                          130               97               60                  62%               100%

TCI Chile L.P.                                                                                                             100%
    Metropolis-Intercom, S.A                    1,600            1,092              269                  25%                30%

Cablevision S.A.                                4,000            3,386            1,453                  43%                28%
(Argentina)

Grupo Portatel                                                                                                              24%

Jupiter Telecommunications Co., Ltd.
    (Japan)
                                                4,830            3,709              536                  14%                40%

Omnipoint Communications, Inc.
                                                                                                                             3%

Princes Holdings Limited (Ireland)
                                                  497              387              163                  42%                50%

Sprint PCS Group                                                                  5,700                                     24%(18)
(NYSE: PCS)

Liberty Cablevision of Puerto Rico,
    Inc.                                          442              288              108                  38%               100%

Telewest Communications plc (UK)
                                                6,074            4,444            1,156                  26%                22%
(LN(4): TWT) (Nasdaq: TWSTY)

Teligent, Inc.                                                                                                              34%
(Nasdaq:TGNT)

UnitedGlobalCom, Inc.                                                                                                       10%
(Nasdaq: UCOMA)

                                                                                                                  ATTRIBUTED
                                                                                                                  OWNERSHIP
ENTITY                                           BUSINESS DESCRIPTION                                             AT 3/1/00
------                                           --------------------                                             ---------
                                                 SATELLITE COMMUNICATIONS SERVICES
Astrolink International LLC                      Will build a global telecom network using 4 ka-band                  32%
                                                 geostationary satellites to provide broadband data
                                                 communications services.  The first 2 satellites, to be
                                                 launched in 2002, will service customers in North and
                                                 South America, Europe and the Middle East.  The third
                                                 and fourth spacecraft will extend the network worldwide.

iSKY, Inc.                                       Will build a ka-band satellite network that will focus               19%
                                                 on providing broadband services to homes and small
                                                 offices in North America and Latin America.

Sky Latin America                                Satellite delivered television platform currently                    10%
                                                 servicing Mexico, Brazil, Chile and Columbia

TCI Satellite Entertainment, Inc.                Holds interests in certain communications assets                      3% (19)
(Nasdaq:TSATA)                                   including General Motors Class H stock (NYSE:GMH) which
                                                 tracks the performance of Hughes Electronics Corp.,
                                                 owner of DirecTV

XM Satellite Radio, Inc.                         Plans to transmit up to 100 national audio channels of                2%
(Nasdaq:XMSR)                                    music, news, talk, sports and children's programming
                                                 from two satellites directly to vehicle, home and
                                                 portable radios

                                                 TECHNOLOGY AND MANUFACTURING

Antec Corporation                                Manufacturer of products for hybrid fiber/coaxial
(Nasdaq: ANTC)                                   broadband networks                                                   19%

Motorola, Inc.                                   Provider of integrated communications solutions and                   3%
(NYSE: MOT)                                      embedded electronic solutions

TruePosition                                     Provider of wireless location technology and services               100%

                                                                                                                    ATTRIBUTED
                                                                                                                    OWNERSHIP
ENTITY                                  BUSINESS DESCRIPTION                                                        AT 3/1/00
                                           INTERNET/INTERACTIVE TELEVISION SERVICES
Broadband NOW, Inc.                     Provides high-speed Internet access and customized broadband content             5%
                                        and applications to subscribers via a private IP network that can connect such subscribers via multiple broadband technologies, including
                                        DSL, cable modem, wireless and Ethernet


Geocast Network Systems, Inc.           Building a new network that uses digital broadcast infrastructure to deliver      8%
                                        rich media information and programming to the PC desktop

Liberty Digital, Inc.                   A diversified new media company with investments in Internet content and        94%
(Nasdaq: LDIG)                          infrastructure and interactive television

                                                               OTHER

Emmis Communications                    Emmis owns and operates 16 radio stations, including five in the markets        12%
  Corporation                           of New York, Chicago and Los Angeles. Emmis also operates six
(Nasdaq:EMMS)                           television stations and six magazines.

Cendant Corporation                     Cendant is a franchiser of hotels, rental car agencies, tax preparation         7%
(NYSE:CD)                               services and real estate brokerage offices. In direct marketing,
                                        Cendant provides access to insurance, travel, shopping, auto and other services primarily through its buying clubs. Cendant also provides vacation time share services, mortgage services and employee relocation.
                                        It operates in over 100 countries.

-----------------------------------
 (1)  Number of subscribers to whom service is available.

 (2)  Digital services.

 (3) Liberty Media Group's attributed ownership interest in this entity is listed under Jupiter Programming Co., Ltd. ("Jupiter") of which Liberty Media International, Inc. owns 50%.

 (4)  LN -- London Stock Exchange; ASX -- Australian Stock Exchange.

 (5) Liberty Media Group's interest consists of shares of 30-year 9% preferred stock which has a stated aggregate value of $345 million and is not convertible into common stock.

 (6) Odyssey will be contributed to Crown Media Holdings in exchange for an approximate 18% interest in Crown Media Holdings.

 (7) Telemundo Network is a 24-hour broadcast network serving 61 markets in the United States, including the 37 largest Hispanic markets.

 (8) Telemundo Station Group owns and operates eight full power UHF broadcast stations and 15 low power television stations serving some of the largest Hispanic markets in the United States and Puerto Rico.

 (9) See "General Development of Business--Video Programming Services--TV Guide, Inc." for proposed changes in ownership of TV Guide.

(10) Aggregate number of units. UVTV uplinks three superstations (WGN, WPIX, KTLA) and six Denver broadcast stations. One household subscribing to six services would be counted as six "units."

(11)  Magazine circulation -- includes subscription and newsstand distribution.

(12) Liberty Media Group owns direct and indirect interests in various USAI and Home Shopping Network, Inc. securities which may be converted or exchanged for USAI common stock. Assuming the conversion or exchange of such securities, the conversion or exchange of certain securities owned by Universal Studios, Inc. and certain of its affiliates for USAI common stock Liberty Media Group would own approximately 21% of USAI.

(13)  Includes broadcast households and cable subscribers.

(14) A group of UHF and low power television stations which operate in 12 of the country's top 22 broadcast markets, including in 7 of the top 10 markets, which reach approximately 31% of TV households in the U.S.

(15) Homes in Service Area: The number of homes to which the relevant operating company is permitted by law to offer its services. Not all service areas are granted exclusively to the respective operating company.

(16) Homes Passed: Homes that can be connected to a cable distribution system without further extension of the distribution network.

(17) Basic Subscribers: A subscriber to a cable or other television distribution system who receives the basic television service and who is usually charged a flat monthly rate for a specific number of channels.

(18) Less than 1% of voting power. Liberty Media Group holds securities of Sprint which are exercisable for or convertible into Sprint PCS stock-Series 1, which is publicly traded.

(19) On March 16, 2000, Liberty Media Group acquired 85% voting power in TCI Satellite Entertainment.


BUSINESS OPERATIONS

     Liberty Media Group is engaged principally in three fundamental areas of business:


     * Programming, consisting principally of interests in video programming services:

     * Communications, consisting principally of interests in cable television systems and other communications systems; and

     * Internet services and technology.

         The principal assets and consolidated subsidiaries of Liberty Media Group are described in greater detail below.

          VIDEO PROGRAMMING SERVICES

         Programming networks distribute their services through a number of distribution technologies, including cable television, direct-to-home satellite, broadcast television and the Internet. Programming services may be delivered to subscribers as part of a video distributor's basic package of programming services for a fixed monthly fee, or may be delivered as a "premium" programming service for an additional monthly charge. Whether a programming service is on a basic or premium tier, the programmer generally enters into separate multi-year agreements, known as "affiliation agreements," with those distributors that agree to carry the service. Basic programming services derive their revenues principally from the sale of advertising time on their networks and from per subscriber license fees received from distributors. Premium services do not sell advertising and primarily generate their revenues from subscriber fees.

         Relationship with AT&T Broadband. Most of the networks affiliated with Liberty Media Group have entered into affiliation agreements with Satellite Services, Inc. ("SSI") a company within AT&T Broadband, the successor company to TCI. SSI purchases programming services from programming suppliers and then makes such services available to cable television systems owned by or affiliated with AT&T Broadband ("SSI Affiliates"). Customers served by SSI Affiliates ("SSI Subscribers") represented approximately 25% of U.S. households which received cable or satellite delivered programming at December 31, 1999. Except as described below, substantially all of the video programming services operated by Liberty's subsidiaries and business affiliates received less than 25% of their revenues from AT&T Broadband. Each of Starz Encore Group and Liberty Digital, Inc. has entered into long term, fixed rate affiliation agreements with AT&T Broadband pursuant to which AT&T Broadband pays monthly fixed amounts in exchange for unlimited access to certain programming services of such companies. For the year ended December 31, 1999, such fixed rate affiliation fees represented approximately 37% and 28% of the total revenues of Starz Encore Group and Liberty Digital, respectively.

         STARZ ENCORE GROUP LLC

         Starz Encore Group LLC provides cable and satellite-delivered premium movie networks in the United States. It currently owns and operates 13 full-time domestic movie channels, including Encore, which airs first-run movies and classic contemporary movies, STARZ!, a first-run premium movie service and its four multiplex channels, six digital movie services programmed by theme ("Encore Thematic Multiplex"), and MOVIEplex, a "theme-by-day" channel featuring a different Encore or Encore Thematic Multiplex channel each day, on a weekly rotation. Starz Encore Group currently has agreements in place with most of the major program distributors and many smaller distributors to carry its Encore Thematic Multiplex services in digital packages.

         Starz Encore Group currently has access to approximately 5,700 movies through long-term library licensing agreements. In addition, it has licensed the exclusive rights to first-run output from Disney's Hollywood Pictures, Touchstone and Miramax, Universal Studios, New Line and Fine Line, Sony's Columbia Pictures and Sony Classics and other major studios. Starz Encore Group also has exclusive rights to first run output from four independent studios. The output agreements expire between 2003 and 2011. Unlike vertically integrated programmers, Starz Encore Group is not committed to or dependent on any one source of film productions. As a result, it has affiliations with every major Hollywood studio, through long-term output or library agreements. Additionally, Starz Encore Group is involved in several original programming productions.

     PRAMER S.C.A.

     Pramer S.C.A. is the largest owner and distributor of cable television programming services in Argentina. Pramer currently owns eight programming services and distributes them throughout Argentina. Pramer also distributes eight additional programming services in which it does not have an ownership interest, including two of Argentina's four terrestrial broadcast stations, throughout Argentina. Of the 16 programming services owned and/or distributed by Pramer, nine of them are distributed throughout Latin America. Pramer intends to continue to develop and acquire branded programming services and to further expand the carriage of its programming to distribution networks outside Argentina.

DISCOVERY COMMUNICATIONS, INC.

Discovery Communications, Inc. is the largest originator of documentary, nonfiction programming in the world. Since its 1985 launch of Discovery Channel, Discovery has grown into a global media enterprise with 1999 revenues of $1.4 billion. It currently operates programming services reaching more than 160 million people across six continents.

Discovery's programming, products and services derive from the following three business units:

- Discovery Networks, U.S., which is comprised of Discovery Channel, The Learning Channel, Animal Planet, The Travel Channel, Discovery Health Channel and a package of six digital services;

- Discovery Networks International, which extends Discovery's programming globally and currently reaches more than 85 million subscribers in 147 foreign countries in 24 languages; and

- Discovery Enterprises Worldwide, which includes Discovery's brand extension business in retail, online, video, multimedia, publishing, licensing and education.

     Terms of Ownership. Discovery is organized as a close corporation managed by its stockholders rather than a board of directors. Generally, all actions to be taken by Discovery require the approval of the holders of a majority of Discovery's shares, subject to certain exceptions, including certain fundamental actions, which require the approval of the holders of at least 80% of Discovery's shares. The stockholders of Discovery have agreed that they will not be required to make additional capital contributions to Discovery unless they all consent. They have also agreed not to own another basic programming service carried by domestic cable systems that consists primarily of documentary science and nature programming, subject to certain exceptions.

     Each stockholder has been granted preemptive rights on share issuances by Discovery. Any proposed transfer of Discovery shares by a stockholder will be subject to rights of first refusal in favor of the other stockholders, subject to certain exceptions, with Liberty Media Group's right of first refusal being secondary under certain circumstances. In addition, Liberty Media Group is not permitted to hold in excess of 50% of Discovery's stock unless its increased ownership results from exercises of its preemptive rights or rights of first refusal.

     FLEXTECH, PLC

     Flextech, through its subsidiaries and affiliates, creates, packages and markets entertainment and information programming for distribution on cable television, direct-to-home satellite and digital terrestrial television providers throughout the United Kingdom and parts of continental Europe. By acquiring interests in and establishing alliances among providers of a variety of entertainment programming, Flextech has been able to achieve significant economies of scale and establish itself as a major low-cost provider of European television programming. Flextech has interests in 14 cable and satellite channels, 13 of which are distributed in the United Kingdom market. In addition to managing its five wholly owned programming services, Flextech currently provides management services to two joint ventures that it has formed with BBC Worldwide Limited, which operate several subscription television channels, and to Discovery Europe, Animal Planet Europe, Discovery Home and Leisure (formerly The Learning Channel) and HSN Direct International Limited. For its management and consultancy services, Flextech receives a management fee and, in some cases, a percentage of the programming company's gross revenues. Flextech also holds interests in programming production and distribution companies and a terrestrial broadcast network. Flextech's ordinary shares trade on the London Stock Exchange under the symbol "FLXT."

     Terms of Ownership. Liberty Media Group has the right to appoint two members of Flextech's board of directors for so long as it owns at least 25% of Flextech's ordinary shares. In addition, the appointment of some of Flextech's senior executive officers, including its managing director and its chief executive, requires Liberty Media Group's approval.

     Liberty Media Group has undertaken to Flextech and BBC Worldwide Limited that it will not, subject to certain exceptions, acquire an interest in excess of 20% in any entity that competes with certain of the channels of the two joint ventures that Flextech has formed with BBC Worldwide Limited. The non-compete will terminate on March 31, 2007 or, if earlier, at such time as Liberty Media Group's contingent funding obligation to the joint ventures terminates or Liberty Media Group owns not more than 10% of the ordinary shares of Flextech.

     On March 7, 2000, Telewest offered to acquire Flextech at a purchase price of approximately Pounds Sterling 2.76 billion. Pursuant to the offer by Telewest, each share of Flextech would be exchanged for 3.78 new Telewest shares. Liberty Media Group owns approximately a 37% equity interest in Flextech and a 22% equity interest in Telewest. See "-Communications-Telewest Communications plc" below. The proposed acquisition is subject to approval of the shareholders of Telewest, acceptance of the offer by the shareholders of Flextech and certain other conditions. Liberty Media Group, as a shareholder of Flextech, has agreed to tender its Flextech shares, subject to certain conditions. Otherwise, Liberty Media Group has agreed with Telewest not to dispose of any of Liberty Media Group's interest in Flextech through March 31, 2000. Liberty Media Group, MediaOne and Microsoft as shareholders of approximately 51% of Telewest, in the aggregate, have agreed to vote in favor of resolutions put to Telewest shareholders in connection with the offer to the extent applicable law and stock exchange rules permit them to do so. Because of Liberty Media Group's holdings, the Listing Rules of the London Stock Exchange require a separate vote by Telewest's shareholders, excluding Liberty Media Group, to approve Telewest's acquisition of Liberty Media Group's interests in Flextech in the merger. MediaOne and Microsoft have agreed to vote in favor of this acquisition.

     THE NEWS CORPORATION LIMITED

     New Corp. is a diversified international communications company principally engaged in:

- the production and distribution of motion pictures and television programming;

-    television, satellite and cable broadcasting;

-    publication of newspapers, magazines and books;

- production and distribution of promotional and advertising products and services;

-    development of digital broadcasting;

-    development of conditional access and subscriber management systems; and

-    the provision of computer information services.

News Corp.'s operations are located in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin. News Corp's preferred limited voting ordinary shares trade on the Australian Stock Exchange under the symbol "NCPDP," and are represented on the NYSE by ADRs under the symbol "NWS.A."

     In July 1999, Liberty Media Group sold to News Corp. its 50% interest in their jointly owned Fox/Liberty Networks sports programming venture, in exchange for 51.8 million News Corp. ADRs representing preferred limited voting ordinary shares of News Corp., valued at approximately $1.425 billion, or approximately $27.52 per ADR. In a related transaction, Liberty Media Group acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million, or approximately $24.74 per ADR. As a result of these transactions and subsequent open market purchases, as of March 1, 2000, Liberty Media Group owned approximately 81.7 million ADRs representing preferred limited voting ordinary shares of News Corp. or approximately 8% of News Corp.'s ordinary shares, on a fully diluted basis.

     Liberty Media Group's involvement in sports programming originated in 1988 when TCI began to pursue a strategy of creating regional sports networks. In April 1996, Liberty Media Group and New Corp. formed Fox/Liberty Networks, a joint venture to hold Liberty Media Group's national and regional sports networks and News Corp.'s FX, a general entertainment network which also carries various sporting events. Also in 1996, Liberty Media Group and News Corp. formed an alliance to hold their respective international sports interests (the "International Interests"). These include Fox Sports World Espanol, a Spanish language sports network, distributed in the United States and Latin America, as well as Fox Sports Americas (Latin America) and Fox Sports Middle East. As part of their agreement relating to the acquisition by News Corp. of Liberty Media Group's interest in Fox/Liberty Networks, Liberty Media Group and News Corp. agreed that, during a specified period following the second anniversary of the closing date of this transactions, each will have the right to cause News Corp. to acquire and Liberty Media Group to sell to News

Corp. the International interests in exchange for News Corp. ADRs with an aggregate value at April 1, 1999 of approximately $100 million plus an additional number of ADRs representing the aggregate number of News Corp. shares which could have been purchased by reinvesting in ADRs each cash dividend declared on such number of shares between the closing of the sale of Liberty Media Group's interest in Fox/Liberty Networks and the sale of the International Interests. Between the closing of the sale of Liberty Media Group's interest in Fox/Liberty Networks and the sale of the International Interests, Liberty Media Group has further agreed to make capital contributions in respect of the International Interests in the amount of $100 million, as and when requested by News Corp.

     Terms of Ownership. In connection with the acquisition by News Corp. of Liberty Media Group's interest in Fox/Liberty Networks, certain agreements were entered into regarding Liberty Media Group's ability to transfer News Corp. shares and other matters. Under these agreements, the ADRs and the underlying News Corp. shares issued to Liberty Media Group are subject to a lock-up of either two years (as to 51.8 million ADRs) or nine months (as to 28.1 million
ADRs), subject to certain exceptions. Liberty Media Group is entitled to certain registration rights with respect to its News Corp. shares. In addition, Liberty Media Group has agreed that it will not engage, directly or indirectly, in any sports programming service in the United States and its territories (excluding Puerto Rico) or in Canada, subject to certain exceptions, until July 2004.

     QVC INC.

     QVC Inc. is one of the two largest home shopping companies in the United States. QVC markets and sells a wide variety of consumer products and accessories primarily by means of televised shopping programs on the QVC network and via the Internet through iQVC. QVC also operates shopping networks in Germany, the United Kingdom and Ireland. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based on the volume of the transactions. QVC does not depend upon any one particular supplier for any significant portion of its inventory.

     QVC distributes its television programs, via satellite, to affiliated video program distributors for transmission to subscribers. In return for carrying QVC, each domestic programming distributor receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold to customers located in the programming distributor's service area.

     Terms of Ownership. Liberty Media Group owns approximately 43% of QVC, and Comcast owns the remaining 57%. QVC is managed on a day-to-day basis by Comcast and Comcast has the right to appoint all of the members of the QVC board of directors. Liberty Media Group's interests are represented by two members on QVC's five-member management committee. Generally, QVC's management committee votes on every matter submitted, or required to be submitted, to a vote of the QVC board, and Liberty Media Group and Comcast are required to use their best efforts to cause QVC to follow the direction of any resolution of the management committee. Liberty Media Group also has veto rights with respect to certain fundamental actions proposed to be taken by QVC.

     Liberty Media Group has been granted a tag-along right that will apply if Comcast proposes to transfer control of QVC and Comcast may require Liberty

Media Group to sell its QVC stock as part of the transaction, under certain circumstances and subject to certain conditions. In addition, under certain circumstances, Liberty Media Group has the right to initiate a put/call procedure with Comcast in respect of Liberty Media Group's interest in QVC.

     Liberty Media Group and Comcast have certain mutual rights of first refusal and mutual rights to purchase the other party's QVC stock following certain events, including change of control events affecting them. Both also have registration rights.

     TIME WARNER, INC.

     Time Warner is one of the largest media and entertainment companies in the world. Time Warner classifies its business interests into four fundamental areas:

- Cable Networks, consisting principally of interests in cable television programming, including the following networks: CNN, Cartoon Network, Headline News, TNT, Turner Classic Movies, TBS Superstation, CNNfn, HBO, Cinemax, Comedy Central and TVKO;

- Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing;

- Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, recorded music and music publishing; and

- Cable, consisting principally of interests in cable television systems which, as of December 31, 1999, reached approximately 12.6 million subscribers.

Time Warner's common stock trades on the NYSE under the symbol "TWX."

     In connection with the 1996 Turner Broadcasting System/Time Warner merger, Time Warner, Turner Broadcasting System, TCI and Liberty Media Group entered into an Agreement Containing Consent Order (the "FTC Consent Decree") with the Federal Trade Commission ("FTC"). The FTC Consent Decree effectively prohibits Liberty Media Group and its affiliates from owning voting securities of Time Warner other than securities that have limited voting rights. Pursuant to the FTC Consent Decree, among other things, Liberty Media Group agreed to exchange the shares of Time Warner common stock it was to receive in the Turner Broadcasting System/Time Warner merger for shares of a separate series of Time Warner common stock with limited voting rights designated as Series LMCN-V Common Stock. The Series LMCN-V Common Stock entitles the holder to one one-hundredth (1/100th) of a vote for each share with respect to the election of directors. Liberty Media Group holds approximately 114 million shares of such stock, which represent less than 1% of the voting power of Time Warner's outstanding common stock. The Series LMCN-V Common Stock is not transferable, except in limited circumstances, and is not listed on any securities exchange. Each share of the Series LMCN-V Common Stock is convertible at Liberty Media Group's option into one share of ordinary Time Warner common stock, at any time when such conversion would not violate the federal communications laws, subject to the FTC Consent Decree, and is mandatorily convertible into ordinary Time Warner common stock upon transfer to a non-affiliate of Liberty Media Group. Further, while shares of ordinary Time Warner common stock are redeemable by action of the Time Warner board of directors under certain circumstances, to the extent necessary to prevent the loss of certain types of governmental licenses or franchises, shares of Series LMCN-V Common Stock are not redeemable under these circumstances.

         On January 10, 2000, Time Warner and America Online, Inc. announced that they had entered into an Agreement and Plan of Merger relating to the combination of their businesses. Pursuant to this Agreement and Plan of Merger, Time Warner and America Online would each merge with, and become wholly-owned subsidiaries of, a newly-formed holding company called "AOL Time Warner Inc." According to publicly available information, in this transaction each share of Series LMCN-V Common Stock of Time Warner held by Liberty Media Group would be converted into 1.5 shares of a new Series LMCN-V Common Stock of AOL Time Warner Inc. These securities of AOL Time Warner Inc. would have substantially the same terms as the Series LMCN-V Common Stock of Time Warner currently held by Liberty Media Group. This transaction is subject to several conditions, including the approval of Time Warner's and America Online's stockholders, as well as regulatory approvals.

         TV GUIDE, INC.

         TV Guide, Inc., formerly named United Video Satellite Group, Inc., is a media and communications company that provides print, passive and interactive program listings guides to households, distributes programming to cable television systems and direct-to-home satellite providers, and markets satellite-delivered programming to C-band satellite dish owners. TV Guide's Class A common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "TVGIA."

-        TV Guide is organized into three primary business units:

-        TV Guide Magazine Group,

-        TV Guide Entertainment Group, and

-        United Video Group.

The TV Guide Magazine Group publishes and distributes TV Guide magazine, the most widely circulated paid weekly magazine in the United States, to households and newsstands. In addition, the TV Guide Magazine Group provides customized monthly television programming guides for cable and satellite operators. The TV Guide Entertainment Group supplies satellite-delivered on-screen program promotion and guide services, including TV Guide Channel and Sneak Prevue, to cable television systems and other multi-channel video programming distributors, both nationally and internationally. The TV Guide Entertainment Group also offers interactive television technology that allows television viewers to retrieve on demand continuously updated program guide information through their cable television systems and provides TV Guide Online, an Internet-based program listings guide. The United Video Group provides direct-to-home satellite services, satellite distribution of video entertainment services, software development and systems integration services and satellite transmission services for private networks. This group owns TV Guide's 80% interest in Superstar/Netlink Group LLC, which markets satellite entertainment programming packages to C-band satellite dish owners in the United States. Its retail subscriber base was approximately one million at December 31, 1999. In November

1999, TV Guide announced an exclusive direct broadcast satellite marketing alliance agreement with EchoStar to convert the existing and inactive C-band customers of Superstar/Netlink to the high power (small satellite dish) DISH Network Service. Under the conversion process, EchoStar will compensate Superstar/Netlink Group on a per subscriber base, both upon successful conversion and with residual payments over time. The United Video Group also markets and distributes three independent superstations -- WGN (Chicago), KTLA (Los Angeles) and WPIX (New York) -- and six Denver-based broadcast television stations to cable television systems and other multi-channel video programming distributors, and offers programming packages to satellite master antenna television systems.

         TV Guide is jointly controlled by Liberty Media Group and News Corp., with each owning approximately 44% of its equity and 49% of its voting power. Liberty Media Group's interest in TV Guide began in January 1996 when TCI acquired a controlling interest in Untied Video Satellite Group, Inc. ("UVSG"), a provider of satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users primarily throughout North America. In January 1998, TCI increased its equity interest in UVSG to approximately 73% and its voting interest to approximately 93%. On March 1, 1999, UVSG acquired Liberty Media Group's 40% interest in Superstar/Netlink Group and its 100% interest in Netlink USA, which uplinks the signals of six Denver-based broadcast television stations, in exchange for shares of UVSG common stock. On the same date, UVSG acquired News Corp.'s TV Guide properties in exchange for cash and shares of UVSG common stock. By combining UVSG's passive and interactive electronic program listing guides with TV Guide's well-recognized magazine and brand name, UVSG became a leading provider of program listing guides. Following this transaction, UVSG changed its name to TV Guide, Inc.

         In October 1999, TV Guide announced that it had entered into a definitive merger agreement with Gemstar International Group Limited, pursuant to which TV Guide would become a wholly owned subsidiary of Gemstar. Under the merger agreement, TV Guide shareholders would receive 0.6573 shares of Gemstar common stock for each share of TV Guide common stock. TV Guide shareholders would, in the aggregate, receive approximately 45% of the fully diluted shares of the combined company. Consummation of the transaction is subject to limited conditions, including approval by the shareholders of each company (which was received on March 17, 2000) and the satisfaction of regulatory requirements. It is anticipated that the transaction will close in the first half of 2000. Upon consummation of the transaction, the company is expected to be renamed TV Guide International Inc. and the board of directors will be expanded to twelve members, of which 6 members will be persons designated by the board of directors of TV Guide prior to the merger.

         Gemstar develops, markets and licenses proprietary technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data. Gemstar seeks to have its technologies widely licensed, incorporated and accepted as the technologies and systems of choice by

-        consumer electronics manufacturers,

- service providers such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors,

-        software developers and

-        consumers.

         Gemstar's first proprietary system, VCR Plus+, was introduced in 1990 and is widely accepted as an industry standard for programming VCRs. VCR Plus+ enables consumers to record a television program by entering a number -- the PlusCode number -- into a VCR or television equipped with the VCR Plus+ technology. Gemstar is also a leading provider of interactive program guide services, which allow a user to view a television program guide on screen, obtain details about a program, sort programs by themes or categories, and select programs for tuning or recording through the remote control. Gemstar's common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "GMST."

         Terms of Ownership. Pursuant to a stockholders agreement between Liberty Media Group and News Corp., each of them is entitled to designate one director to the ten-member TV Guide board for each 12.5% of the outstanding shares of TV Guide Class B common stock owned by such party, with the remaining directors being designated by the TV Guide board. So long as Liberty Media Group or News Corp., as the case may be, is entitled to designate at least one director to TV Guide's board of directors, the other party is subject to certain restrictions on its ability to sell any of its shares of TV Guide common stock or to convert any of its shares of TV Guide Class B common stock (10 votes per share) into shares of TV Guide Class A common stock (one vote per share) unless it first offers to sell the stock to the other party. In addition, Liberty Media Group and News Corp. have mutual rights of first refusal, tag-along rights on transfers of significant interests and registration rights. Liberty Media Group and News Corp. have further agreed that, for so long as they both are entitled to appoint at least one of TV Guide's directors, TV Guide will be the exclusive vehicle through which they will each conduct program guide businesses worldwide, subject to certain limited exceptions.

         USA NETWORKS, INC.

         USA Networks, through its subsidiaries, is a diversified media and electronic commerce company that is engaged in seven principal areas of business:

- Networks and Television Production, which operates USA Network, a general entertainment basic cable television network, Sci-Fi Channel, which features science fiction, horror, fantasy and science-fact oriented programming, and Studios USA, which produces and distributes television programming;

- Electronic Retailing, which primarily consists of Home Shopping Network and America's Store, which are engaged in the electronic retailing business;

-        Broadcasting, which owns and operates television stations;

- Ticketing Operations, which includes Ticketmaster, the leading provider of automated ticketing services in the United States, and Ticketmaster.com, Ticketmaster's exclusive agent for online ticket sales;

- Hotel Reservations, consisting of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States;

- Internet Services, which includes the Internet Shopping Network, USA Networks' online retailing networks business and local city guide business; and

- Filmed Entertainment, which primarily represents USA Networks' domestic theatrical film distribution and production businesses.

USA Networks' common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "USAI."

         Liberty Media Group's interest in USA Networks consists of shares of USA Networks common stock held by Liberty Media Group and its subsidiaries, shares of USA Networks common stock held by certain entities in which Liberty Media Group has an equity interest but only limited voting rights, and securities of certain subsidiaries of USA Networks which are exchangeable for shares of USA Networks common stock. Assuming the exchange of these securities and the conversion or exchange of certain securities owned by Universal Studios, Inc. ("Universal") and certain of its affiliates for USA Networks common stock, Liberty Media Group and Universal would own approximately 21% and 45%, respectively, of USA Networks. In general, until the occurrence of certain events and with the exception of certain negative controls, Mr. Barry Diller has voting power over Liberty Media Group's interest in USA Networks, as more fully described below.

         Terms of Ownership. USA Networks, Universal, Liberty Media Group and Mr. Diller have entered into several agreements involving governance matters relating to USA Networks and stockholder arrangements. With respect to governance matters, Mr. Diller generally has full authority to operate the day-to-day business affairs of USA Networks and has an irrevocable proxy over all USA Networks securities owned by Universal, Liberty Media Group and certain of their affiliates for all matters except for certain fundamental changes. However, each of Liberty Media Group, Universal and Mr. Diller has veto rights with respect to certain fundamental changes relating to USA Networks and its subsidiaries (including USANi LLC, which was formed to hold USA Networks' non-broadcast businesses). If Mr. Diller and Universal agree to certain fundamental changes that Liberty Media Group does not agree to, Universal will be entitled to purchase Liberty Media Group's entire equity interest in USA Networks, subject to certain conditions, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

         Pursuant to FCC law and regulations, Liberty Media Group is not currently permitted to have a designee on the board of directors of USA Networks. However, at such time as Liberty Media Group is no longer subject to such prohibition, Liberty Media Group will have the right to designate up to two directors if its stock ownership in USA Networks remains at certain levels. Liberty Media Group currently has the right to designate up to two directors to the USANi LLC board and will continue to have that right for so long as it is not permitted to designate directors of USA Networks and continues to maintain certain ownership levels.

         Each of Universal and Liberty Media Group has a preemptive right with respect to future issuances of USA Network's capital stock, subject to certain limitations. Liberty Media Group has agreed to certain limitations on increases in its percentage of ownership of USA Networks. Also, Liberty Media Group has agreed not to propose to the board of directors of USA Networks the acquisition by Liberty Media Group of the outstanding USA Networks securities or to otherwise influence the management of USA Networks, including by proposing or supporting certain transactions relating to USA Networks that are not supported by USA Networks' board of directors.

         Liberty Media Group is subject to a number of agreements that limit or control its ability to transfer its USA Network securities. As long as Mr. Diller is Chief Executive Officer of USA Networks, Liberty Media Group generally cannot transfer shares of USA Networks stock prior to August 24, 2000, subject to certain exceptions. Each of Universal and Mr. Diller has a right of first refusal with respect to certain sales of USA Networks securities by the other party. Liberty Media Group's rights in this regard are secondary to any Universal right of refusal on transfers by Mr. Diller. Each of Liberty Media Group and Mr. Diller also generally has a right of first refusal with respect to certain transfers by the other party and tag-along sale rights on certain sales of USA Networks stock by the transferring stockholder and in the event Universal transfers a substantial amount of its USA Networks stock. Liberty Media Group, Universal and Mr. Diller are each entitled to registration rights relating to their USA Networks securities and have agreed to certain put and call arrangements, pursuant to which one party has the right to sell (or the other party has the right to acquire) shares of USA Networks stock held by another party, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

         COMMUNICATIONS

         Cable television systems deliver multiple channels of television programming to subscribers who pay a monthly fee for the service. Video, audio and data signals are received over-the-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television providers in most markets are currently upgrading their cable systems to deliver new technologies, products and services to their customers. These upgraded systems allow cable operators to expand channel offerings, add new digital video services, offer high-speed data services and, where permitted, provide telephony services. The implementation of digital technology significantly enhances the quantity and quality of channel offerings, allows the cable operator to offer video-on-demand, additional pay-per-view offerings, premium services and incremental niche programming. Upgraded systems also enable cable networks to transmit data and gain access to the Internet at significantly faster speeds, up to 100 times faster, than data can be transmitted over conventional dial-up connections. Lastly, cable providers have been developing the capability to provide telephony services to residential and commercial users at rates well below those offered by incumbent telephone providers.

         Telephony providers offer local, long distance, switched services, private line and advanced networking features to customers who pay a monthly fee for the service, generally based on usage. Wireless telecommunications networks use a variety of radio frequencies to transmit voice and data in place of, or in addition to, standard landline telephone networks. Wireless telecommunications technologies include two-way radio applications, such as cellular, personal communications services, specialized mobile radio and enhanced specialized mobile radio networks, and one-way radio applications, such as paging services. Each application operates within a distinct radio frequency block. As a result of advances in digital technology, digital-based wireless system operators are able to offer enhanced services, such as integrated voicemail, enhanced custom-calling and short-messaging, high-speed data transmissions to and from computers, advanced paging services, facsimile services and Internet access service. Wireless subscribers generally are charged for service activation, monthly access, air time, long distance calls and custom-calling features. Wireless system operators pay fees to local exchange companies for access to their networks and toll charges based on standard or negotiated rates. When wireless operators provide service to roamers from other systems, they generally charge roamer air time usage rates, which usually are higher than standard air time usage rates for their own subscribers, and additionally may charge daily access fees.

         LIBERTY CABLEVISION OF PUERTO RICO, INC.

         Liberty Cablevision of Puerto Rico, Inc. is one of the largest providers of cable television services in Puerto Rico. It owns and operates cable television franchises, serving the communities of Luquillo, Arecibo, Florida, Caguas, Humacao, Cayey and Barranquitas.

         On September 21, 1998, hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including Liberty Cablevision of Puerto Rico's cable television systems. However, all of Liberty Cablevision of Puerto Rico's systems have been rebuilt, and as of December 31, 1999, all of its pre-hurricane basic customers were receiving cable television services.

         As of December 31, 1999, approximately 85% of Liberty Cablevision of Puerto Rico's network had been rebuilt utilizing 550 MHz bandwidth capacity, with the remainder consisting of 450 MHz. At December 31, 1999, Liberty Cablevision of Puerto Rico operated from five headends, and provided subscribers with 63 channels.

         A significant portion of Liberty Cablevision of Puerto Rico's cable network consists of fiber-optic and coaxial cable. This infrastructure allows Liberty Cablevision of Puerto Rico to offer enhanced entertainment, information and telecommunications services and, when and to the extent permitted by law, cable telephony services. Liberty Cablevision of Puerto Rico currently offers its subscribers pay-per-view events and premium movies and as it introduces new revenue generating products and services, such as interactive services, Liberty Cablevision of Puerto Rico expects to aggressively market those products and services to its subscribers in areas with sufficient bandwidth capacity. Liberty Cablevision of Puerto Rico expects to begin offering high speed data transmission services and Internet access using high speed cable modems to its subscribers during the first half of 2001.

         SPRINT PCS GROUP

         Sprint Corporation operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. Sprint owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At December 31, 1999, Sprint, together with certain affiliates, operated PCS systems in the majority of the metropolitan areas in the U.S. At that date, Sprint served more than 4,000 cities and communities and had approximately 5.7 million customers. Sprint attributes this business and its assets to Sprint's "Sprint PCS Group." The Sprint PCS stock is a tracking stock intended to reflect the performance of the Sprint PCS Group.
The Sprint PCS stock-Series 1 trades on the NYSE under the symbol "PCS."

         On October 5, 1999, Sprint announced that it had entered into a definitive merger agreement with MCI WorldCom, Inc. Under the merger agreement, each share of Sprint's FON common stock would be exchanged for $76.00 of MCI

WorldCom common stock, subject to a collar, and each share of Sprint PCS stock-Series 1, Sprint PCS stock-Series 2 and Sprint PCS stock-Series 3 would be exchanged for one share of a new MCI WorldCom PCS tracking stock of the corresponding series and 0.116025 shares of MCI WorldCom common stock. The terms of each series of MCI WorldCom PCS tracking stock would be equivalent to those of the corresponding Sprint security and would track the performance of the PCS business of the surviving company. The merger would be tax free to stockholders of Sprint and accounted for as a purchase. Consummation of the merger is subject to the approvals of the stockholders of Sprint and MCI WorldCom as well as customary regulatory approvals. Upon consummation of the merger, the company is expected to be renamed WorldCom and its board of directors is to have 16 members, 10 from MCI WorldCom and 6 from Sprint.

         Liberty Media Group owns approximately 23% (on a fully diluted basis) of the Sprint PCS stock through its ownership of shares of Sprint PCS stock-Series 2 and certain warrants and shares of convertible preferred stock exercisable for or convertible into these shares.

         Liberty Media Group's interest in the business that makes up the Sprint PCS Group began in 1994 when TCI, Comcast Corporation, Cox Communications, Inc. and Sprint Corporation determined to engage in the wireless communications business through a series of limited partnerships known collectively as "Sprint PCS." In November 1998, Sprint Corporation assumed ownership and management control of Sprint PCS. In exchange for its approximate 30% limited partnership interest in Sprint PCS, TCI received shares of limited-voting Sprint PCS stock-Series 2, shares of Sprint PCS convertible preferred stock and warrants to purchase shares of Sprint PCS stock-Series 2.

         Pursuant to a final judgment agreed to by TCI, AT&T and the United States Department of Justice in connection with the AT&T merger, all of the Sprint securities held by TCI were deposited into a trust with an independent trustee. Liberty Media Group holds trust certificates evidencing its beneficial interest in the assets of the trust. The final judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the trustee, on or before May 23, 2002, to dispose of a portion of the Sprint securities held by the trust sufficient to cause Liberty Media Group to own beneficially no more than 10% of the Sprint PCS stock that would be outstanding on a fully diluted basis on such date. On or before May 23, 2004, the trustee is required to divest the remainder of the Sprint securities held by the trust.

         The trust agreement grants the trustee the sole right to sell the Sprint securities beneficially owned by Liberty Media Group and provides that all decisions regarding such divestiture will be made by the trustee without discussion or consultation with AT&T or Liberty Media Group; however, the trustee is required to consult with the board of directors of Liberty Media Group (other than AT&T representatives and John C. Malone) regarding such divestiture. The trustee has the power and authority to accomplish such divestiture only in a manner reasonably calculated to maximize the value of the Sprint securities beneficially owned by Liberty Media Group.

         The trust agreement provides for the trustee to vote the Sprint securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint PCS stock so long as such securities are held by the trust. The final judgment also prohibits the acquisition by Liberty Media Group of additional Sprint securities without the prior written consent of the Department of Justice, subject to limited exceptions.

         Terms of Ownership. Liberty Media Group was granted registration rights with respect to its Sprint PCS holdings. These registration rights are currently exercisable by the trustee. If Liberty Media Group's shares of Sprint PCS stock-Series 2 are transferred, the transferred shares become shares of full voting Sprint PCS stock-Series 1.

         TELEWEST COMMUNICATIONS PLC

         Telewest is a leading provider of cable television and residential and business cable telephony services in the United Kingdom. Telewest provides cable television services over a broadband network and uses its network, together with twisted-pair copper wire connections for final delivery to the customer premises, to provide telephony services to its customers. The broadband network enables Telewest to deliver a wide variety of both television and telephony services to its customers and to provide customers with a wide range of interactive and integrated entertainment, telecommunications and information services as they become more widely available in the future. Telewest has installed its own telephone switches, which permits it to minimize fees otherwise charged by public telephone companies and to offer a variety of value-added services without relying on public telephone operators for implementation. Telewest also offers home access to the Internet in all of its franchises. Telewest's ordinary shares trade on the London Stock Exchange under the symbol "TWT.L," and are represented by ADRs in the United States, where they trade on the National Market tier of The Nasdaq Stock Market under the symbol "TWSTY."

         Telewest owns and operates 41 cable franchises. As of December 31, 1999, these owned and operated franchises covered approximately 34% of the homes in the United Kingdom in areas for which cable franchises have been awarded. At that date, these franchises together included approximately 6.1 million homes and over 400,000 businesses. As of December 31, 1999, the network in these franchises passed approximately 4.7 million homes (approximately 4.4 million of which had been passed and marketed) and Telewest had approximately 1.2 million cable television customers, 1.6 million residential telephone lines and 306,000 business telephone lines. According to Telewest, approximately 62% of its customers subscribe for both cable television and cable telephony services.

         Ownership Interest. Liberty Media Group owns approximately a 22% interest in Telewest through a limited liability company, which is 50% owned by Liberty Media Group and 50% owned by MediaOne Group, Inc. MediaOne owns an approximately 22% interest in Telewest through the limited liability company. In addition, MediaOne owns an approximately 7% interest in Telewest outside the limited liability company.

         Terms of Ownership. Liberty Media Group and MediaOne have been granted preemptive rights on share issuances by Telewest which enable them to collectively maintain a majority of the voting rights in Telewest. Liberty Media Group and MediaOne have agreements with respect to the voting of shares of Telewest beneficially owned by them and the manner in which they will cause their designees to the Telewest board of directors to vote. In general, Liberty Media Group and MediaOne have agreed that, on any matter requiring shareholder approval, they will vote their Telewest shares together in such manner as may be agreed by them. As a result, Liberty Media Group and MediaOne together generally will be able to influence materially the outcome of any matter requiring shareholder approval. In addition, each of Liberty Media Group and MediaOne has veto rights with respect to certain fundamental matters affecting Telewest for so long as each holds 15% or more of the outstanding Telewest ordinary shares. Further, for so long as each of them beneficially owns at least 15% of the outstanding Telewest ordinary shares, each is entitled to appoint two members to the 10-member Telewest board of directors, and they have agreed that on any matter requiring board approval, they will cause the directors designated by them to vote together as agreed by them.

         Each of Liberty Media Group and MediaOne has agreed that any proposed transfer of its Telewest shares will be subject to rights of first refusal in favor of the other party, in each case subject to certain exceptions. In addition, each of Liberty Media Group and MediaOne has the right to trigger a put/call procedure in the event the other is deemed to undergo a change of control.

         Each of Liberty Media Group and MediaOne has agreed with Telewest, subject to certain exceptions, not to acquire interests in other cable television or cable telephony companies in the United Kingdom, and Telewest has agreed to certain restrictions on its ability to engage in businesses in the United Kingdom outside of cable television, cable telephony and wireless telephony.

         In May 1999, as part of a series of agreements entered into with AT&T in connection with AT&T's proposed acquisition of MediaOne, Microsoft Corporation agreed to purchase MediaOne's interest in Telewest through a tax-free exchange of Microsoft shares, subject to certain conditions, including receipt of the consent of Liberty Media Group and the closing of the proposed business combination between AT&T and MediaOne. It is expected that if this purchase is completed, Microsoft will succeed to all of MediaOne's rights and obligations set forth above, subject to certain modifications agreed to in connection with the Telewest offer for Flextech.

         On March 7, 2000, Telewest offered to acquire Flextech at a purchase price of approximately (pound sterling)2.76 billion. Pursuant to the offer by Telewest, each share of Flextech would be exchanged for 3.78 new Telewest shares. Liberty Media Group owns approximately a 37% equity interest in Flextech and a 22% equity interest in Telewest. The proposed acquisition is subject to approval of the shareholders of Telewest, acceptance of the offer by the shareholders of Flextech and certain other conditions. Liberty Media Group, as a shareholder of Flextech, has agreed to tender its Flextech shares, subject to certain conditions. Otherwise, Liberty Media Group has agreed with Telewest not to dispose of any of Liberty Media Group's interest in Flextech through March 31, 2000. Liberty Media Group, MediaOne and Microsoft as shareholders of approximately 51% of Telewest, in the aggregate, have agreed to vote in favor of resolutions put to Telewet shareholders in connection with the offer to the extent applicable law and stock exchange rules permit them to do so. Because of Liberty Media Group's holdings, the Listing Rules of the London Stock Exchange require a separate vote by Telewest's shareholders, excluding Liberty Media Group, to approve Telewest's acquisition of Liberty Media Group's interests in Flextech in the merger. MediaOne and Microsoft have agreed to vote in favor of this acquisition.

         TELIGENT, INC.

         Teligent, Inc. is a full-service, facilities-based communications company which offers small and medium-sized business customers local and long distance telephony, high-speed data and Internet access services over Teligent's SmartWave(TM) local networks. The SmartWave(TM) local networks integrate advanced fixed wireless technologies with traditional broadband wireline technology. Teligent"s digital wireless technology provides many of the advantages of fiber and can transport information within the network at up to 155 Megabits per second via a point-to-point radio. Teligent currently offers commercial service using its SmartWave(TM) local networks in 40 major market areas that comprise more than 580 cities and towns with a combined population of more than 100 million.

         INTERNET SERVICES AND TECHNOLOGY


         LIBERTY DIGITAL, INC.

         Liberty Digital, Inc. (formerly named TCI Music, Inc.) is a diversified new media company with investments in Internet content and interactive television businesses, as well as music services delivered to commercial and residential customers via cable, satellite, the Internet and other platforms. Liberty Digital's series A common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "LDIG."

         As of March 1, 2000, the assets of Liberty Digital consisted primarily of the following:

                                              Liberty
                                             Digital's
                                             Ownership
                 Entity                          %                                Business
------------------------------------       ------------   -----------------------------------------------------------
   AT&T Access Agreement                    N/A           Certain programming rights with respect to AT&T's cable
                                                          systems

   ACTV, Inc.
   (Nasdaq: IATV)                               12%(1)    Producer of tools for interactive programming for
                                                          television and Internet platforms

   BET.com                                       5%       Web site with content directed towards African Americans

   CarsDirect.com, Inc.                          1%       Online car retailer

   DMX, LLC.                                   100%       Programs, markets and distributes the premium digital
                                                          audio service, Digital Music Express

   Drugstore.com, Inc.
   (Nasdaq: DSCM)                                1%       Online pharmacy and sundries

   HomeGrocer.com, Inc.                          1%       Online grocery store
   (Nasdaq: HOMG)

   iBeam Broadcasting Corporation                8%       Satellite delivery of streaming media from programmers to
                                                                Internet service providers

   iFilm, Inc.                                   1%       Metamediary for making, distributing and consuming film
                                                          entertainment

   Interactive Pictures                          4%       Interactive photographic technology for the Internet
        Corporation
     (Nasdaq: IPIX)

   iVillage, Inc.                                3%       Internet and on-line provider of branded communications
   (Nasdaq: IVIL)                                         and information services for adult women

   Kaleidoscope Interactive, LLC                50%       Online provider of information and services related to
                                                          health concerns and disabilities

                                             Liberty
                                             Digital's
                                             Ownership
                 Entity                          %                                Business
-----------------------------------------    ---------    -----------------------------------------------------------
   Kaleidoscope Network, Inc.                   12%       24-hour cable network that provides video programming
                                                          related to health concerns and disabilities

   KPCB Java Fund, L.P.                          6%       Investor in Java application development

   Lifescape, LLC                               15%       Online provider of information concerning substance
                                                          abuse, addictions and health problems

   The Lightspan Partnership, Inc.             11%        Developer of educational programming
   (Nasdaq:LSPN)

   MedScholar Digital Network, LLC              50%       Provider of continuous medical education services to
                                                          healthcare professionals

   MTVN Online L.P.                             10%       Online music venture with MTV Networks

   netLibrary, Inc.                              2%       Electronic library

   Online Retail Partners                       21%       Creates e-commerce partnerships with brick-and-mortar
                                                          retailers

   OpenTV Inc.                                   4%       Provider of software to enable interactive television
   (Nasdaq:OPTV)

   OrderTrust, Inc.                              9%       Provider of total order life cycle management services

   OurHouse.com                                  3%       Ace Hardware co-branded vertical portal for online home
                                                          improvement products, services and information

   pogo.com, Inc.                               19%       Online game service targeting family Internet game players
   priceline.com Incorporated
   (Nasdaq: PCLN)                               2%        E-commerce service allowing consumers to make offers on
                                                          products and services


   Quokka Sports, Inc.
   (Nasdaq: QKKA)                               3%        Internet provider of live digital sports entertainment

   Replay TV, Inc.                              1%(2)     Producer of technology that allows customers to customize
                                                          television viewing

   Sportsline USA, Inc.
   (Nasdaq: SPLN)                               3%        Internet provider of branded interactive sports
                                                          information, programming and merchandise

   TiVo Inc.
   (Nasdaq: TIVO)                               1%        Producer of technology that allows customers to customize
                                                          television viewing

   UGO Networks, Inc.                           4%        Online provider of underground entertainment news and
                                                          video games

   (1) Liberty Digital also holds warrants to purchase additional shares of ACTV, Inc. common stock, which it may exercise over a period of one to five years. Exercise of these warrants would increase Liberty Digital's ownership to approximately 25%.

   (2)   Discovery, Starz Encore and TV Guide each owns an additional 1% of
         Replay.

         An approximately 94% interest in Liberty Digital is attributed to the Liberty Media Group.

         Liberty Media Group's interest in Liberty Digital began in 1997 when TCI Music was formed as a wholly owned subsidiary of TCI for the purpose of entering into a business combination with DMX, LLC. DMX currently programs, markets and distributes the premium digital audio music service, known as Digital Music Express to more than 29 million subscribers in the United States. In December 1997, TCI Music acquired The Box Worldwide, Inc., which programs and distributes a subscriber selected music video television programming service to cable and broadcast television systems via satellite delivery, and SonicNet, Inc., a leading Internet music network consisting of a group of music web sites. TCI Music acquired The Box to serve as the platform for music video and acquired SonicNet to provide music-related content to DMX and The Box and to position itself to take advantage of developments in music distribution through the Internet.

         In July 1999, TCI Music entered into a joint venture with MTV Networks, a division of Viacom, Inc., to form and operate an online music venture, MTVN Online L.P. As part of that transaction, TCI Music contributed to MTVN Online substantially all of the assets and businesses of The Box and SonicNet, subject to certain exceptions. In return, TCI Music received a 10% interest in MTVN Online. In connection with this transaction, TCI Music and Liberty Media Group each agreed not to compete with MTVN Online in its online music video business until July 15, 2000 or in the music video business generally until July 15, 2004, subject to certain exceptions.

         In September 1999, TCI Music and Liberty Media Group completed a transaction pursuant to which Liberty Media Group and certain of its affiliates contributed to TCI Music substantially all of their respective Internet content and interactive television assets, certain rights with respect to access to AT&T cable systems for the provision of interactive video services, and a combination of cash and notes receivable equal to $150 million, in exchange for preferred and common stock of TCI Music. Following this transaction, TCI Music changed its name to Liberty Digital, Inc. In addition, Liberty Media Group adopted a policy that Liberty Digital would be its primary (but not exclusive) vehicle to pursue corporate opportunities relating to interactive programming and interactive content related services in the United States and Canada, subject to certain exceptions.

         MOTOROLA, INC. (SUCCESSOR TO GENERAL INSTRUMENT CORPORATION)

         Liberty Media Group's interest in Motorola, Inc. derives from its former interest in General Instrument Corporation. GI merged with Motorola on January 5, 2000. Prior to its merger with Motorola, General Instrument Corporation was a leading worldwide provider of integrated and interactive broadband access solutions and, with its strategic partners and customers, GI sought to advance the convergence of the Internet, telecommunications and video entertainment industries. To that end, GI made products that allow video, voice and data to be delivered over cable, digital satellite and telephony networks. GI was a leading supplier of digital and analog set-top terminals and systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators. GI also provided digital satellite television systems for programmers, direct-to-home satellite networks and private networks for business communications. Through its limited partnership interest in Next Level Communications L.P., GI provided next-generation broadband access solutions for local telephone companies. GI also had audio and Internet/data-delivery systems among its product lines.

         In the Motorola merger, each share of GI common stock was exchanged for
0.575 shares of Motorola common stock. In connection with the merger, Liberty Media Group entered into an agreement with Motorola, pursuant to which Liberty Media Group agreed to vote its shares of GI common stock in favor of the transaction and Motorola granted to Liberty Media Group certain registration rights with respect to the shares of Motorola common stock acquired by Liberty Media Group in the merger. Immediately following the merger, GI stockholders owned approximately 17% of Motorola.

         Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

    - software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet access products, for consumers, network operators, and commercial, government and industrial customers,

    - embedded semiconductor solutions for customers in networking, transportation, wireless communications and imaging and entertainment markets, and

    - embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and consumer markets.

Motorola's common stock trades on the NYSE under the symbol "MOT."

         Liberty Media Group currently holds common stock representing a 2.5% interest in Motorola, excluding vested warrants to purchase common stock in Motorola. Liberty Media Group also holds warrants to purchase approximately 12.3 million additional shares of Motorola common stock at $24.78 per share. The warrants vest at specified dates, with the number of warrants vesting on each such date relating to the number of advanced digital set-top terminals purchased by AT&T and certain of its affiliates. If the warrants do not vest on the specified date, the warrants will terminate. If any warrants terminate solely because AT&T fails to purchase the required number of advanced digital set-top terminals, AT&T will pay to Liberty Media Group an amount equal to $14.35 for each warrant terminated, adjusted as appropriate for any changes in the capitalization of Motorola. Warrants to purchase 6.1 million shares are currently vested, and assuming Liberty Media Group's exercise of such vested warrants, its ownership interest in Motorola would increase to 3.3%.

         Liberty Media Group's relationship with GI began in December 1997 when National Digital Television Center, Inc., a wholly owned subsidiary of TCI ("NDTC"), entered into an agreement with GI to purchase advanced digital set-top terminals. In connection with NDTC's purchase commitment, GI granted the warrants specified above. In July 1998, TCI acquired 21.4 million restricted shares of GI common stock in exchange for:

    -    certain of the assets of NDTC's set-top authorization business,

    -    the license of certain related software to GI,

    -    a $50 million promissory note from TCI to GI and

    -    a nine year revenue guarantee from TCI in favor of GI.

In connection with the AT&T merger, the shares of GI common stock and the note payable were contributed to Liberty Media Group. In April 1999, Liberty Media Group acquired an additional 10 million shares of GI from Forstmann Little & Co. for $280 million. This purchase by Liberty Media Group increased Liberty Media Group's ownership in GI to approximately 21% and made Liberty Media Group the largest stockholder of GI.

REGULATORY MATTERS

         DOMESTIC PROGRAMMING

         In the United States, the FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which Liberty Media Group has interests and regulatory carriage requirements could adversely affect the number of channels available to carry the programming services in which we have an interest.

         Regulation of Program Licensing. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multi-channel video programming distributors (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated multi-channel video programming distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing multi-channel video programming distributors such as multi-channel multi-point distribution systems and direct broadcast satellite distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 has extended these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules, by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of such complaints, among other things.

         Regulation of Carriage of Programming. Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

         Regulation of Ownership. The 1992 Cable Act required the FCC, among other things, (a) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (b) to consider the necessity and appropriateness of imposing limitations on the degree to which multi-channel video programming distributors (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40% of the first 75 activated channels on each of the cable operator's systems. The rules provide for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carry minority-controlled programming services. The regulations also grandfather existing carriage arrangements that exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. These channel occupancy limits apply only up to 75 activated channels on the cable system, and the rules do not apply to local or regional programming services. These rules may limit carriage of the programming companies in which Liberty Media Group has interests on certain systems of affiliated cable operators. In the same rulemaking, the FCC concluded that additional restrictions on the ability of multi-channel distributors to engage in the creation or production of video programming were then unwarranted.

         The FCC's rules also generally prohibit common ownership of a cable system and broadcast television stations or multichannel multi-point distribution systems ("MMDS") with overlapping service areas. In August 1999, the FCC revised the attribution standards, which are used to implement these ownership rules, and adopted new attribution standards based upon a combination of equity, debt and other indicia of influence. The new attribution criteria could limit Liberty Media Group's ability to engage in certain transactions involving broadcast stations and MMDS systems. The ownership attribution standards used to enforce other rules, including the horizontal cable system ownership, channel occupancy limits, program access and program carriage rules, also were revised in October 1999.

         Regulation of Carriage of Broadcast Stations. The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming companies in which Liberty Media Group has interests by limiting the carriage of such services in cable systems with limited channel capacity. The FCC recently initiated a proceeding asking to what extent cable operators must carry all digital signals transmitted by broadcasters. The imposition of such additional must carry regulation, in conjunction with the current limited cable system channel capacity, would make it likely that cable operators will be forced to drop cable programming services, which may have an adverse impact on the programming companies in which Liberty Media Group has interests.

         Closed Captioning and Video Description Regulation. The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight to ten year phase-in period with only limited exemptions. As a result, the programming companies in which Liberty Media Group has interests are expected to incur significant additional costs for closed captioning. In November 1999, the FCC also issued a notice of proposed rulemaking that would require certain broadcasters and the largest national video programming services to begin to provide audio descriptions of visual events for the visually impaired on the secondary audio program. Depending upon the final requirements of any rule, increased costs for programmers may result.

         Copyright Regulation. Satellite carriers, such as TV Guide's UVTV division, retransmit the broadcast signals of "superstations," such as KWGN and WGN, and of network stations to home satellite dish owners for private home viewing under statutory license pursuant to the Satellite Home Viewer Act of 1994 (the "SHV Act"). The Intellectual Property and Communications Omnibus Reform Act of 1999 ("IPCORA"), enacted into law in November 1999, extends the SHV Act license until December 31, 2004. Under the SHV Act, satellite carriers previously paid a monthly fee of 27 cents per subscriber for the secondary transmission of distant superstations and distant network stations. However, IPCORA has decreased the royalty fee for distant superstations by 30% and distant network stations by 45%. To the extent that satellite carriers transmit superstation or network station signals to cable operators, such cable operators pay the copyright fee under the separate compulsory license. Satellite carriers may only distribute the signals of network broadcast stations, as distinguished from superstations, to "unserved households" that are outside the Grade B contours of a station affiliated with such network. IPCORA requires the FCC to conduct a number of rulemaking proceedings that may ultimately subject superstations and distant network stations delivered by satellite directly to dish owners to new program exclusivity rules (similar to those imposed on cable operators), including syndicated exclusivity, network non-duplication and sports blackout rules. The FCC also will commence rule makings to review the signal strength measurement and subscriber eligibility standards. The new legislation provides a copyright liability moratorium for all satellite carriers distributing distant network signals to existing (as of October 31, 1999) and recently terminated (after July 1, 1998) subscribers who are within Grade B contours of local network affiliates. Moreover, the entire C-band satellite industry is exempt from all restrictions on delivering distant network signals to subscribers who received C-band service before October 31, 1999. IPCORA and rulemakings, exemptions, and regulatory requirements adopted under it will substantially impact the C-band and DBS industry, potentially affecting the economics of uplinking and distributing distant network stations and superstations to dish owners. A subsidiary of TV Guide entered into an agreement with the National Association of Broadcasters, the ABC, CBS, FOX and NBC networks, their affiliate associations, and several hundred broadcast stations to identify by zip code those geographic areas which are "unserved" by network affiliated stations in May 1998. With the passage of IPCORA, that subsidiary has opted to discontinue that agreement. The broadcasters have, however, objected to such termination and have asserted claims for liquidated damages and other damages as a result of the failure to terminate distant network signal subscribers during the period from September, 1999 through the passage of IPCORA and the termination of the agreement.

         Satellites and Uplink. In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry.

         Proposed Changes in Regulation. The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that Liberty Media Group's business will not be adversely affected by future legislation, new regulation or deregulation.

         DOMESTIC TELEPHONY

         The FCC regulates the licensing, construction, operation, acquisition, resale and interconnection arrangements of domestic wireless telecommunications systems. The activities of wireless service providers, such as the Sprint PCS

Group, are subject to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory agencies as well. The FCC, in conjunction with the U.S. Federal Aviation Administration, also regulates tower marking and lighting, and FCC environmental rules may cause certain PCS network facilities to become subject to regulation under the National Environmental Policy Act and the National Historic Preservation Act.

         INTERNATIONAL CABLE, TELEPHONY AND PROGRAMMING

         Some of the foreign countries in which Liberty Media Group has, or proposes to make, an investment regulate, in varying degrees, (a) the granting of cable and telephony franchises, the construction of cable and telephony systems and the operations of cable, other multi-channel television operators and telephony operators and service providers, as well as the acquisition of, and foreign investments in, such operators and service providers, and (b) the distribution and content of programming and Internet services and foreign investment in programming companies. Regulations or laws may cover wireline and wireless telephony, satellite and cable communications and Internet services, among others. Regulations or laws that exist at the time Liberty Media Group makes an investment in a foreign subsidiary or business affiliate may thereafter change, and there can be no assurance that material and adverse changes in the regulation of the services provided by Liberty Media Group's subsidiaries and business affiliates will not occur in the future. Regulation can take the form of price controls, service requirements and programming and other content restrictions, among others. Moreover, some countries do not issue exclusive licenses to provide multi-channel television services within a geographic area, and in those instances Liberty Media Group may be adversely affected by an overbuild by one or more competing cable operators. In certain countries where multi-channel television is less developed, there is minimal regulation of cable television, and, hence, the protections of the cable operator's investment available in the United States and other countries (such as rights to renewal of franchises and utility pole attachment) may not be available in these countries.

         INTERNET SERVICES

         The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, the Internet Tax Freedom Act, also enacted in 1998, placed a three year moratorium on new state and local taxes on Internet access and commerce, and under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. Such laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions.

Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

         BROADCASTERS

         Liberty Media Group also has nonattributable minority ownership interests in group owners of broadcast television and radio stations. The FCC extensively regulates the ownership and operation of such stations through a variety of rules.

COMPETITION

         Programming. The business of distributing programming for cable and satellite television is highly competitive, both in the United States and in foreign countries. The programming companies in which we have interests directly compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, our programming services and our business affiliates' programming services compete, in varying degrees, for viewers and advertisers with other cable and off-air broadcast television programming services as well as with other entertainment media, including home video (generally video rentals), pay-per-view services, online activities, movies and other forms of news, information and entertainment. The programming companies in which we have interests also compete, to varying degrees, for creative talent and programming content. Our management believes that important competitive factors include the prices charged for programming, the quantity, quality and variety of the programming offered and the effectiveness of marketing efforts. In addition, HSN and QVC operate in direct competition with businesses that are engaged in retail merchandising.

         Communications. The cable television systems and other forms of media distribution in which we have interests directly compete for viewer attention and subscriptions in local markets with other providers of entertainment, news and information, including other cable television systems in those countries that do not grant exclusive franchises, broadcast television stations, direct-to-home satellite companies, satellite master antenna television systems, multi-channel multi-point distribution systems and telephone companies, other sources of video programs (such as videocassettes) and additional sources for entertainment news and information, including the Internet. Cable television systems also face strong competition from all media for advertising dollars. Our management believes that important competitive factors include fees charged for basic and premium services, the quantity, quality and variety of the programming offered, the quality of signal reception, customer service and the effectiveness of marketing efforts.

         In addition, there is substantial competition in the domestic wireless telecommunications industry, and it is expected that such competition will intensify as a result of the entrance of new competitors and the increasing pace of development of new technologies, products and services. Each of the markets in which the Sprint PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of the markets will have five or more commercial mobile radio service providers and each of the top 50 metropolitan markets have at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently service a significant subscriber base.

         Internet Services and Technology. The markets for Internet services, online content and products are relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Internet companies and web sites competing for consumers' attention and spending has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify in the future. The Internet companies and web sites in which we have interests compete, directly and indirectly, for members, visitors, advertisers, content providers and merchandise sales with many categories of companies, including:

    - other Internet companies and web sites targeted to the respective audiences of the Internet companies and web sites in which we have interests;

    - publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to the respective audiences of the Internet companies and web sites in which we have interests, many of which have made, or may in the future make, significant acquisitions of or investments in Internet companies and/or have established, or may in the future establish, web sites;

    - general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to content and services targeted to the respective audiences of the Internet companies and web sites in which we have interests;

    - vendors of information, merchandise, products and services distributed through other means, including retail stores, mail, facsimile and private bulletin board services; and

    -    web search and retrieval services and other high-traffic web sites.

Liberty Media Group anticipates that the number of such competitors will increase in the future.

         The technology companies in which we have interests compete with a substantial number of foreign and domestic companies, and the rapid technological changes occurring in such companies' markets are expected to lead to the entry of new competitors. The ability of the technology companies in which we have interests to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in their ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on these companies' sales and profitability.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
AT&T Corp.:

We have audited the accompanying combined balance sheets of Liberty Media Group (a combination of certain assets of AT&T Corp., as defined in note 1) ("New Liberty" or "Successor") as of December 31, 1999, and of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc., as defined in note
1) ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity, and cash flows for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods). These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T Corp. As more fully described in note 1, the combined financial statements of Liberty Media Group are intended to reflect the performance of the businesses of AT&T Corp., that produce, acquire and distribute entertainment, educational and informational programming services. The combined financial statements of Liberty Media Group should be read in conjunction with the consolidated financial statements of AT&T Corp.

In our opinion, the aforementioned Successor combined financial statements present fairly, in all material respects, the financial position of New Liberty as of December 31, 1999, and the results of their operations and their cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the financial position of Old Liberty as of December 31, 1998, and the results of their operations and their cash flows for the Predecessor periods, in conformity with generally accepted accounting principles.

As discussed in note 1, effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                            KPMG LLP



Denver, Colorado
February 29, 2000

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                             COMBINED BALANCE SHEETS

                           December 31, 1999 and 1998

                                                                                 New Liberty          Old Liberty
                                                                                    1999                 1998
                                                                            -------------------       -----------
                                                                                             (note 2)
                                                                                        amounts in millions
Assets
Current assets:
     Cash and cash equivalents                                                           $ 1,714               407
     Short-term investments                                                                  378               124
     Trade and other receivables, net                                                        134               185
     Prepaid expenses and committed program rights                                           406               263
     Deferred income tax assets                                                              750               216
     Other current assets                                                                      5                21
                                                                                         -------            ------
         Total current assets                                                              3,387             1,216
                                                                                         -------            ------
Investments in affiliates, accounted for under the equity method, and
     related receivables (note 6)                                                         15,922             3,079
Investments in available-for-sale securities and others (note 7)
                                                                                          28,601            14,383
Property and equipment, at cost                                                              162               935
     Less accumulated depreciation                                                            19               350
                                                                                         -------            ------
                                                                                             143               585
                                                                                         -------            ------
Intangible assets:
     Excess cost over acquired net assets                                                  9,973             1,030
     Franchise costs                                                                         273               109
                                                                                         -------            ------
                                                                                          10,246             1,139
         Less accumulated amortization                                                       454               164
                                                                                         -------            ------
                                                                                           9,792               975
                                                                                         -------            ------
Other assets, at cost, net of accumulated amortization                                       839               326
                                                                                         -------            ------
         Total assets                                                                    $58,684            20,564
                                                                                         =======            ======

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                             COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                                   New Liberty        Old Liberty
                                                                                        1999               1998
                                                                                  ---------------      -----------
                                                                                           (note 2)
                                                                                      amounts in millions
Liabilities and Combined Equity
Current liabilities:
     Accounts payable                                                                    $    44                78
     Accrued liabilities                                                                     201               204
     Accrued stock compensation                                                            2,405               126
     Program rights payable                                                                  166               156
     Customer prepayments                                                                     --               134
     Current portion of debt                                                                 554               578
                                                                                         -------            ------
         Total current liabilities                                                         3,370             1,276
                                                                                         -------            ------
Long-term debt (note 11)                                                                   2,723             2,318
Deferred income tax liabilities (note 12)                                                 14,107             4,674
Other liabilities                                                                             23               423
                                                                                         -------            ------
         Total liabilities                                                                20,223             8,691
                                                                                         -------            ------
Minority interests in equity of attributed subsidiaries (notes 8 and 9)                        1               545
Obligation to redeem common stock                                                             --                17
Combined equity (note 13):
     Combined equity                                                                      31,876             6,896
     Accumulated other comprehensive earnings, net of taxes (note 14)                      6,557             3,718
                                                                                         -------            ------
                                                                                          38,433            10,614
     Due to related parties                                                                   27               697
                                                                                         -------               ---
         Total combined equity                                                            38,460            11,311
                                                                                         -------            ------
Commitments and contingencies (note 15)
         Total liabilities and combined equity                                           $58,684            20,564
                                                                                         =======            ======

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

          COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS



                                                                  New Liberty                Old Liberty
                                                                --------------   -------------------------------------
                                                                   Ten months     Two months
                                                                     ended          ended             Years ended
                                                                  December 31,    February 28,        December 31,
                                                                      1999          1999           1998        1997
                                                                --------------    ------------   --------   ----------
                                                                                 amounts in millions
                                                                                       (note 2)
     Unaffiliated parties                                            $   549           239         1,301         1,104
     Related parties (note 13)                                           180            43           258           195
                                                                     -------       -------       -------       -------
                                                                         729           282         1,559         1,299
                                                                     -------       -------       -------       -------
Operating costs and expenses:
     Operating                                                           343           136           882           682
     Selling, general and administrative                                 229            89           427           348
     Charges from related parties (note 13)                               24             2            28            75
     Cost of distribution agreements (note 10)                            --            --            50            --
     Stock compensation                                                1,785           183           518           296
     Depreciation and amortization                                       562            47           243           196
                                                                     -------       -------       -------       -------
                                                                       2,943           457         2,148         1,597
                                                                     -------       -------       -------       -------
         Operating loss                                               (2,214)         (175)         (589)         (298)
Other income (expense):
     Interest expense                                                   (287)          (27)         (116)          (57)
     Interest expense to related parties, net (note 13)                   (1)           (1)          (10)          (12)
     Dividend and interest income                                        243            12           100            57
     Share of losses of affiliates, net (note 6)                        (904)          (66)       (1,034)         (850)
     Minority interests in losses of attributed subsidiaries              46             4           102            25
     Gains on dispositions, net (notes 6 and 7)                            3            14         4,738           420
     Gains on issuance of equity by affiliates and subsidiaries
        (notes 6, 8 and 10)                                               --           389           357           172
     Other, net                                                           (5)           --             6             2
                                                                     -------       -------       -------       -------
                                                                        (905)          325         4,143          (243)
                                                                     -------       -------       -------       -------
        Earnings (loss) before income taxes                           (3,119)          150         3,554          (541)
Income tax benefit (expense) (note 12)                                 1,097          (209)       (1,397)          130
                                                                     -------       -------       -------       -------
        Net earnings (loss)                                          $(2,022)          (59)        2,157          (411)
                                                                     -------       -------       -------       -------

Other comprehensive earnings, net of taxes:
     Foreign currency translation adjustments                             60           (15)            3           (22)
     Unrealized holding gains arising during the period, net of
        reclassification adjustments                                   6,497           971         2,947           749
                                                                     -------       -------       -------       -------
     Other comprehensive earnings (loss)                               6,557           956         2,950           727
                                                                     -------       -------       -------       -------
Comprehensive earnings (note 14)                                     $ 4,535           897         5,107           316
                                                                     =======       =======       =======       =======
Basic and diluted loss per share (note 4):
     Loss attributable to common stockholders                        $(2,022)
                                                                     =======
     Basic and diluted loss per share attributable to common
        stockholders                                                 $ (1.61)
                                                                     =======
     Weighted average common shares                                    1,259
                                                                     =======

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                          COMBINED STATEMENTS OF EQUITY
                  Years ended December 31, 1999, 1998 and 1997


                                                                                   Accumulated
                                                                                      other         Due to
                                                                                  comprehensive     (from)        Total
                                                                      Combined      earnings,       related      combined
                                                                       equity      net of tax       parties      equity
                                                                      ---------   -------------     -------      --------
                                                                                          amounts in millions
Balance at January 1, 1997                                              $ 5,038            41          (134)        4,945
   Net loss                                                                (411)           --            --          (411)
   Foreign currency translation adjustments                                  --           (22)           --           (22)
   Unrealized gains on available-for-sale securities                         --           749            --           749
   Contribution to combined equity for issuance of common stock to TCI Employee Stock Purchase Plan
                                                                              2            --            --             2
   Repurchase of common stock                                              (625)           --            --          (625)
   Excess of consideration paid over carryover basis of net assets
     acquired from related party (note 9)                                  (219)           --            --          (219)
   Gain in connection with issuance of stock of affiliate (note 6)           66            --            --            66
   Issuance of stock by attributed subsidiary                                19            --            --            19
   Issuance of common stock (note 8)                                         30            --            --            30
   Excess of cash received over carryover basis of SUMMITrak
     Assets                                                                  30            --            --            30
   Other transfers from related parties, net                                 81            --           664           745
                                                                        -------       -------       -------       -------
Balance at December 31, 1997                                              4,011           768           530         5,309
   Net earnings                                                           2,157            --            --         2,157
   Foreign currency translation adjustments                                  --             3            --             3
   Unrealized gains on available-for-sale securities                         --         2,947            --         2,947
   Payments for call agreements                                            (140)           --            --          (140)
   Repurchase of common stock                                               (30)           --            --           (30)
   Premium received in connection with put obligation                         2            --            --             2
   Reclassification of redemption amount of common stock
     subject to put obligation                                              (17)           --            --           (17)
   Gain in connection with issuance of stock of affiliates and
     attributed subsidiaries (note 6)                                        70            --            --            70
   Issuance of common stock (note 8)                                        777            --            (5)          772
   Transfer of net liabilities to related party                              50            --            --            50
   Assignment of option contract from related party                          16            --           (16)           --
   Other transfers from related parties, net                                 --            --           188           188
                                                                        -------       -------       -------       -------
Balance at December 31, 1998                                              6,896         3,718           697        11,311
   Net loss                                                                 (59)           --            --           (59)
   Foreign currency translation adjustments                                  --           (15)           --           (15)
   Unrealized gains on available-for-sale securities                         --           971            --           971
   Reversal of reclassification of redemption amount of common
     stock subject to put obligation                                          8            --            --             8
   Transfer of net liabilities to related party, net of taxes                99            --            --            99


   Excess paid on settlement of preferred stock conversion                  (18)           --            --           (18)
   Other transfers to  related parties, net                                  --            --           (24)          (24)
                                                                        -------       -------       -------       -------
Balance at February 28, 1999                                            $ 6,926         4,674           673        12,273
                                                                        =======       =======       =======       =======

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


                          COMBINED STATEMENTS OF EQUITY

                  Years ended December 31, 1999, 1998 and 1997



                                                                                          Accumulated
                                                                                             other          Due to
                                                                                          comprehensive     (from)          Total
                                                                               Combined      earnings,      related        combined
                                                                                equity      net of tax      parties         equity
                                                                               --------   -------------     -------        --------
                                                                                              amounts in millions
Balance at February 28, 1999                                                   $  6,926          4,674           673         12,273
                                                                               ========       ========      ========       ========
Balance at March 1, 1999                                                         33,515             --           197         33,712
   Net loss                                                                      (2,022)            --            --         (2,022)
   Foreign currency translation adjustments                                          --             60            --             60
   Recognition of previously unrealized losses on
     available-for-sale securities, net                                              --              7            --              7
   Unrealized gains on available-for-sale securities                                 --          6,490            --          6,490
   AT&T Liberty Media Group Tracking Stock issued for
     conversion of debentures (note 11)                                             354             --            --            354
   Reversal of reclassification of redemption amount of common
     stock subject to put obligation                                                  9             --            --              9
   Gain in connection with the issuance of common stock of affiliates and
     attributed subsidiaries (note 9)                                               108             --            --            108
   Utilization of net operating losses of Liberty Media Group
     by AT&T (note 12)                                                              (88)            --            --            (88)
   Other transfers to related parties, net                                           --             --          (170)          (170)
                                                                               --------       --------      --------       --------
Balance at December 31, 1999                                                   $ 31,876          6,557            27         38,460
                                                                               ========       ========      ========       ========

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                            New Liberty              Old Liberty
                                                                            ------------   ----------------------------------
                                                                             Ten months    Two months
                                                                               ended          ended            Years ended
                                                                            December 31,   February 28,        December 31,
                                                                                1999           1999         1998         1997
                                                                            ------------   ------------     ----         ----
                                                                                                  amounts in millions
Cash flows from operating activities:                                                                (note 5)
     Net earnings (loss)                                                       $(2,022)          (59)        2,157          (411)
     Adjustments to reconcile net earnings (loss) to net cash
        provided (used) by operating activities:
        Depreciation and amortization                                              562            47           243           196
        Stock compensation                                                       1,785           183           518           296
        Payments of stock compensation                                            (111)         (126)          (58)          (75)
        Share of losses of affiliates, net                                         904            66         1,034           850
        Deferred income tax (benefit) expense                                   (1,025)          205         1,393            16
        Intergroup tax allocation                                                  (75)           --            (2)         (159)
        Cash payment from AT&T pursuant to tax sharing agreement                     1            --            --            --
        Minority interests in losses of attributed subsidiaries                    (46)           (4)         (102)          (25)
        Gains on issuance of equity by affiliates and subsidiaries                  --          (389)         (357)         (172)
        Gains on disposition of assets, net                                         (3)          (14)       (4,738)         (420)
        Noncash interest                                                           153            --            --            --
        Other noncash charges                                                        3             9            55            32
        Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
        Change in receivables                                                        7           (19)          (49)            9
        Change in prepaid expenses and committed program rights                   (119)          (10)          (39)           (3)
        Change in payables, accruals and customer prepayments                      119             4            11            38
                                                                               -------       -------       -------       -------
             Net cash provided (used) by operating activities
                                                                                   133          (107)           66           172
                                                                               -------       -------       -------       -------
Cash flows from investing activities:
     Cash paid for acquisitions                                                   (109)           --           (92)          (41)
     Capital expended for property and equipment                                   (40)          (21)         (144)         (168)
     Cash balances of deconsolidated subsidiaries                                   --           (53)           --           (39)
     Investments in and loans to affiliates and others                          (2,596)          (45)       (1,404)         (683)
     Purchases of marketable securities                                         (7,757)         (132)         (124)           --
     Sales and maturities of marketable securities                               5,725            34            --            --
     Return of capital from affiliates                                               7            --            12             5
     Collections on loans to affiliates and others                                  --            --            --           133
     Cash proceeds from dispositions                                               130            43           423           302
     Other, net                                                                    (18)           (9)          (29)           (6)
                                                                               -------       -------       -------       -------
             Net cash used by investing activities                              (4,658)         (183)       (1,358)         (497)
                                                                               -------       -------       -------       -------

Cash flows from financing activities:
     Borrowings of debt                                                          3,187           156         2,428           667
     Repayments of debt                                                         (2,211)         (148)         (622)         (348)
     Net proceeds from issuance of stock by subsidiaries                           123            --            75           148
     Payments for call agreements                                                   --            --          (140)           --
     Cash transfers (to) from related parties                                     (159)          132          (216)          310
     Repurchase of common stock                                                     --            --           (30)         (625)
     Repurchase of stock of subsidiaries                                            --           (45)          (24)          (42)
     Other, net                                                                    (20)           (1)            4            (5)
                                                                               -------       -------       -------       -------
             Net cash provided by financing activities                             920            94         1,475           105
                                                                               -------       -------       -------       -------
                Net increase (decrease) in cash and cash equivalents            (3,605)         (196)          183          (220)
                Cash and cash equivalents at beginning of year                   5,319           407           224           444
                                                                               -------       -------       -------       -------
                Cash and cash equivalents at end of year                       $ 1,714           211           407           224
                                                                               =======       =======       =======       =======

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                        December 31, 1999, 1998 and 1997

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of the assets attributed to Liberty Media Group, in a merger transaction (the "AT&T Merger"). See note 2. The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty Media Group's assets and liabilities have been recorded at their respective fair market values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions described in note 2 are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         The following table represents the summary balance sheet of Old Liberty at February 28, 1999 prior to the restructuring transactions and the consummation of the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the restructuring transactions and the consummation of the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999 and March 9, 1999 that affected Old Liberty's equity, gains on issuance of equity by subsidiaries and stock compensation have been reflected in the two-month period ended February 28, 1999.


                                    Old Liberty    New Liberty
                                    -----------    -----------
                                       (amounts in millions)
Assets:
Cash and cash equivalents              $   211        5,319
Other current assets                       648          451
Investments in affiliates                3,971       17,116
Investment in Time Warner                7,361        7,832
Investment in Sprint                     3,381        3,681
Investment in AT&T                       3,856           --
Other investments                        1,257        1,587
Property and equipment, net                532          125
Intangibles and other assets               817       11,159
                                       -------      -------
                                       $22,034       47,270
                                       =======      =======

Liabilities and Equity:
Current liabilities                    $ 1,446        1,675
Long-term debt                           2,319        1,845
Deferred income taxes                    5,369        9,971
Other liabilities                          168           19
                                       -------      -------
      Total liabilities                  9,302       13,510
                                       -------      -------
Minority interests in equity of
  attributed subsidiaries                  450           39
Obligation to redeem common stock            9            9
Equity                                  12,273       33,712
                                       -------      -------
                                       $22,034       47,270
                                       =======      =======

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

         The following table reflects the recapitalization resulting from the AT&T Merger (amounts in millions):


         Total combined equity of Old Liberty                                    $12,273
         Net contribution resulting from the restructuring transactions            2,334
         Purchase accounting adjustments                                          19,105
                                                                                 -------
         Initial combined equity of New Liberty subsequent to the AT&T
             Merger                                                              $33,712
                                                                                 =======

         The following unaudited condensed results of operations for the years ended December 31, 1999 and 1998 were prepared assuming the AT&T Merger occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger had occurred on January 1, 1998.



                                                         Years ended
                                                         December 31,
                                                     ---------------------
                                                     1999             1998
                                                     ----             ----
                                                     (amounts in millions)
              Revenue                                  $964           1,361
              Net loss                              $(2,246)           (302)
              Loss per share                        $ (1.78)          (0.25)

         At December 31, 1999, Liberty Media Group consisted principally of the following:


    - AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products;


    - AT&T's assets and businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing;

    - certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses; and,


    - AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").



         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

(2)      Merger with AT&T

         As a result of the AT&T Merger, holders of shares of TCI's then outstanding Liberty Media Group tracking stock and TCI Ventures Group tracking stock were issued shares of a new targeted stock of AT&T. Each share of TCI's then outstanding Liberty Media Group Series A tracking stock was converted into 2 shares of a newly created class of AT&T tracking stock, the AT&T Liberty Media Group Class A tracking stock, each share of TCI's then outstanding Liberty Media Group Series B tracking stock was converted into 2 shares of a newly created class of AT&T tracking stock, the AT&T Liberty Media Group Class B tracking stock, each share of TCI's then outstanding TCI Ventures Group Series A tracking stock was converted into 1.04 shares of AT&T Liberty Media Group Class A tracking stock and each share of TCI's then outstanding TCI Ventures Group Series B tracking stock was converted into 1.04 shares of AT&T Liberty Media Group Class B tracking stock.

         Effective with the AT&T Merger, each share of TCI's Convertible Preferred Stock Series C-Liberty Media was converted into 112.5 shares of AT&T Liberty Media Group Class A tracking stock and each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H was converted into 1.18125 shares of AT&T Liberty Media Group Class A tracking stock. In general, the holders of shares of AT&T Liberty Media Group Class A tracking stock and the holders of shares of AT&T Liberty Media Group Class B tracking stock will vote together as a single class with the holders of shares of AT&T common stock on all matters presented to such stockholders, with the holders being entitled to three-fortieths (3/40th) of a vote for each share of AT&T Liberty Media Group Class A tracking stock held, three-fourths (3/4th) of a vote for each share of AT&T Liberty Media Group Class B tracking stock held and 1 vote per share of AT&T common stock held.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

         The shares of AT&T Liberty Media Group Tracking Stock issued in the AT&T Merger are intended to reflect the separate performance of the businesses and assets attributed to Liberty Media Group. Immediately prior to the AT&T Merger, certain assets previously attributed to Old Liberty (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("Teleport") (see note 7), Old Liberty's interests in At Home Corporation ("@Home"), the National Digital Television Center, Inc. ("NDTC") and Western Tele-Communications, Inc.) were attributed to "TCI Group" (a group of TCI's assets, which, prior to the AT&T Merger, was comprised primarily of TCI's domestic cable and communications business) in exchange for approximately $5.5 billion in cash (the "Asset Transfers"). Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between Liberty Media Group and AT&T, Liberty Media Group is entitled to the benefit of approximately $2 billion in net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service ("IRS") and are subject to limitations on usage which may affect the ultimate amount utilized. Additionally, certain warrants to purchase shares of General Instruments Corporation ("GI Warrants") previously attributed to TCI Group were attributed to Liberty Media Group in exchange for approximately $176 million in cash. See note 7. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to Liberty Media Group for digital basic distribution on AT&T's systems of new programming services created by Liberty Media Group and for a renewal of existing affiliation agreements. Pursuant to amended corporate governance documents for the entities included in Liberty Media Group and certain agreements among AT&T and TCI, the business of Liberty Media Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger.

(3)      Summary of Significant Accounting Policies

         Cash and Cash Equivalents

         Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

         Receivables

         Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 and 1998 was not material.

         Program Rights

         Prepaid program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

         Investments

         All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in combined equity. Realized gains and losses are determined on a specific-identification basis.

         Other investments in which the ownership interest is less than 20% and are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

         Subsequent to the AT&T Merger, changes in the Company's proportionate share of the underlying equity of an attributed subsidiary or equity method investee, which result from the issuance of additional equity securities by such attributed subsidiary or equity investee, generally are recognized as gains or losses in the Company's combined statements of combined equity.

         Property and Equipment

         Property and equipment, including significant improvements, is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

         Excess Cost Over Acquired Net Assets

         Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 20 years.

         Franchise Costs

         Franchise costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 40 years.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

         Impairment of Long-lived Assets

         The Company periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

         Minority Interests

         Recognition of minority interests' share of losses of attributed subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those attributed subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of attributed subsidiaries have the right to cause the Company to repurchase such holders' common equity.

         Preferred stock (and accumulated dividends thereon) of attributed subsidiaries are included in minority interests in equity of attributed subsidiaries. Dividend requirements on such preferred stocks are reflected as minority interests in earnings of attributed subsidiaries in the accompanying combined statements of operations and comprehensive earnings.

         Foreign Currency Translation

         The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each attributed foreign subsidiary and foreign equity method investee. In this regard, the functional currency of certain of the Company's attributed foreign subsidiaries and foreign equity investees is the Argentine peso, the United Kingdom ("UK") pound sterling ("pound sterling" or "pounds"), the French franc ("FF") and the Japanese yen ("yen"). Assets and liabilities of attributed foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and the Company's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in combined equity.

         Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations and comprehensive earnings as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


         Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 1999, as published in The Wall Street Journal.

         Derivative Instruments and Hedging Activities

         Liberty Media Group has entered into "cashless collar" transactions with respect to certain securities attributed to Liberty Media Group. The cashless collar provides Liberty Media Group with a put option that gives it the right to require its counterparty to buy designated shares at a designated price per share and simultaneously provides the counterparty a call option giving it the right to buy the same number of shares at a designated price per share.

         As Liberty Media Group's cashless collars are designated to specific shares of stock attributed to Liberty Media Group and the changes in the fair value of the cashless collars are correlated with changes in the fair value of the underlying securities, the cashless collars function as hedges. Accordingly, changes in the fair value of the cashless collars designated to specific shares which are accounted for as available-for-sale securities are reported as a component of comprehensive earnings (in unrealized gains) along with the changes in the fair value of the underlying securities.

         During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("Statement 133"), which is effective for all fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposure of net investments in foreign operations. Although the Company's management has not completed its assessment of the impact of Statement 133 on its combined results of operations and financial position, management does not expect that the impact of Statement 133 will be significant, however, there can be no assurances that the impact will not be significant.

         Revenue Recognition

         Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Cable revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement 123, Liberty Media Group continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25. Liberty Media Group estimates that compensation expense would not be materially different under Statement 123.

         Reclassifications

         Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(4)      Loss Per Common Share

         Basic earnings or loss per share ("EPS") is measured as the income or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS.

         The basic and diluted loss attributable to Liberty Media Group common stockholders per common share for the ten months ended December 31, 1999 was computed by dividing the net loss attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of AT&T Liberty Media Group tracking stock during the period. Potential common shares were not included in the computations of weighted average shares outstanding because their inclusion would be anti-dilutive.

         At December 31, 1999, there were 48 million potential common shares consisting of fixed and nonvested performance awards, stock options and convertible securities that could potentially dilute future EPS calculations in periods of net earnings. No material changes in the weighted average outstanding shares or potential common shares occurred after December 31, 1999.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

(5)  Supplemental Disclosures to Combined Statements of Cash Flows

     Cash paid for interest was $93 million, $32 million, $112 million and $60 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Cash paid for income taxes during the ten months ended December 31, 1999 and the two months ended February 28, 1999 was not material. Cash paid for income taxes during the years ended December 31, 1998 and 1997 was $29 million and $35 million, respectively.

                                       New Liberty                 Old Liberty
                                       ------------   ----------------------------------------
                                       Ten months       Two months
                                         ended            ended             Years ended
                                       December 31,    February 28,         December 31,
                                       ------------    ------------      ---------------------
                                          1999            1999           1998            1997
                                       ------------    ------------      ----            ----
                                                            amounts in millions
Cash paid for acquisitions:
Fair value of assets acquired            $ 122              --             162             452

Net liabilities assumed                    (13)             --            (107)           (209)
Debt issued to related parties
   and others                               --              --              --            (404)
Deferred tax asset recorded in
   acquisition                              --              --              --             112

Minority interest in equity of
   acquired attributed
   subsidiaries                             --              --              39            (129)

Excess consideration paid over
   carryover basis of net
   assets acquired from related
   party                                    --              --              --             219

Gain in connection with the
   issuance of stock by
   attributed subsidiary                    --              --              (2)             --
                                         -----         -------            ----            ----

   Cash paid for acquisitions            $ 109              --              92              41
                                         =====         =======            ====            ====


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     Significant noncash investing and financing activities are as follows:

                                                 New Liberty                    Old Liberty
                                                 ------------        ---------------------------------------
                                                  Ten months         Two months
                                                     ended              ended             Years ended
                                                 December 31,        February 28,         December 31,
                                                     1999               1999           1998            1997
                                                 ------------       --------------   -----------------------
                                                                         amounts in millions
Exchange of attributed subsidiaries
    for limited partnership interest                $135                 --             --             --
                                                    ====              =====           ====            ===
Cost of distribution agreements
    (note 10)                                       $ --                 --             74            173
                                                    ====              =====           ====            ===
Noncash acquisitions of minority
    interests in equity of
    attributed subsidiaries (note
    8):
       Fair value of assets                         $ --                 --           (741)           (29)
       Deferred tax liability
          recorded                                    --                 --            154             --
       Minority interests in equity
          of attributed subsidiaries                  --                 --           (185)            (1)
       Liberty Media Group tracking
          stock issued                                --                 --            772             30
                                                    ----              -----           ----            ---
                                                    $ --                 --             --             --
                                                    ====              =====           ====            ===
Common stock received in exchange
  for option (note 7)                               $ --                 --             --            306
                                                    ====              =====           ====            ===
Preferred stock received in exchange
 for common stock and note
    receivable (note 7)                             $ --                 --             --            371
                                                    ====              =====           ====            ===


The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

Cash and cash equivalents prior to the AT&T Merger                               $   211
    Cash received in the Asset Transfers, net of cash balances transferred
                                                                                   5,284
    Cash paid to TCI Group for GI Warrants                                          (176)
                                                                                 -------
Cash and cash equivalents subsequent to the AT&T Merger                          $ 5,319
                                                                                 =======

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

Liberty Media Group ceased to include TV Guide, Inc. ("TV Guide") in its combined financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 8). Liberty Media Group ceased to include Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") in its combined financial results and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting for Liberty Media Group's ownership interests in these investments from the consolidation method to the equity method are summarized below:

                                           New Liberty                   Old Liberty
                                           ------------      ---------------------------------------
                                           Ten months         Two months
                                             ended              ended             Years ended
                                           December 31,      February 28,         December 31,
                                             1999              1999            1998            1997
                                           ------------      ------------     ----------------------
                                                             amounts in millions

Assets (other than cash and cash
    equivalents) reclassified to
    investments in affiliates               $  --              (200)             --            (596)

Liabilities reclassified to
    investments in affiliates                  --               190              --             484
Minority interests in equity of
    attributed subsidiaries
    reclassified to investments in
    affiliates                                 --                63              --             151
                                            -----              ----            ----            ----

Decrease in cash and cash
    equivalents                             $  --                53              --              39
                                            =====              ====            ====            ====



                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

(6)  Investments in Affiliates Accounted for under the Equity Method

     Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 1999 and the carrying amount at December 31, 1998:

                                                              New Liberty                             Old Liberty
                                                   ---------------------------------------        -----------------
                                                           December 31, 1999                      December 31, 1998
                                                   ---------------------------------------        -----------------
                                                   Percentage
                                                   Ownership               Carrying Amount          Carrying Amount
                                                   ----------              ---------------          ---------------
                                                                          amounts in millions
USA Networks, Inc. ("USAI") and
    related investments                                   21%                  $ 2,699                    1,042
Telewest Communications plc
    ( "Telewest ")                                        22%                    1,996                      515
Discovery Communications, Inc.
    ("Discovery")                                         49%                    3,441                       49
TV Guide                                                  44%                    1,732                       --
QVC Inc. ( "QVC ")                                        43%                    2,515                      197
Flextech                                                  37%                      727                      320
UnitedGlobalCom, Inc.
    ("UnitedGlobalCom")                                   10%                      505                       --
Jupiter Telecommunications Co., Ltd.
    ("Jupiter")                                           40%                      399                      143
Various foreign equity investments
    (other than Telewest, Flextech and
    Jupiter)
                                                     various                     1,064                      518
Other                                                various                       844                      295
                                                                               -------                    -----
                                                                               $15,922                    3,079
                                                                               =======                    =====

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                     New Liberty                        Old Liberty
                                                    ------------            --------------------------------------------
                                                     Ten months             Two months
                                                        ended                  ended                  Years ended
                                                    December 31,            February 28,              December 31,
                                                        1999                    1999               1998           1997
                                                    ------------            ------------         -------        --------
                                                                            amounts in millions
         USAI and related investments               $         (20)               10                 30               5
         Telewest                                            (222)              (38)              (134)           (145)
         Discovery                                           (269)               (8)               (39)            (29)
         TV Guide                                             (46)               --                 --              --
         QVC                                                  (11)               13                 64              30
         Flextech                                             (41)               (5)               (21)            (16)
         Fox/Liberty Networks LLC
             ("Fox/Liberty Networks")                         (48)               (1)               (83)             --
         UnitedGlobalCom                                       23                --                 --              --
         Jupiter                                              (54)               (7)               (26)            (23)
         Other foreign investments                           (113)              (15)               (99)            (80)
         Teleport                                              --                --                (32)            (66)
         Sprint Spectrum Holding Company,
             L.P., MinorCo, L.P. and
             PhillieCo Partnership I, L.P.
             (the "PCS Ventures") (note 7)

                                                               --                --               (629)           (493)
         Other                                               (103)              (15)               (65)            (33)
                                                    -------------            ------             ------            ----
                                                    $        (904)              (66)            (1,034)           (850)
                                                    =============            ======             ======            ====


Summarized unaudited combined financial information for affiliates is as follows:

                                                             December 31,
                                                      --------------------------
                                                        1999               1998
                                                      -------            -------
                                                          amounts in millions
Combined Financial Position
     Investments                                      $ 1,415              2,003
     Property and equipment, net                        8,885              8,147
     Other intangibles, net                            19,778             14,395
     Other assets, net                                  9,207              7,553
                                                      -------            -------
         Total assets                                 $39,285             32,098
                                                      =======            =======

     Debt                                             $17,210             15,264
     Other liabilities                                 12,645             11,620
     Owners' equity                                     9,430              5,214
                                                      -------            -------
         Total liabilities and equity                 $39,285             32,098
                                                      =======            =======

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


                                                       New Liberty                                 Old Liberty
                                                      -------------          ------------------------------------------------------
                                                       Ten months             Two months
                                                         ended                  ended                        Years ended
                                                      December 31,            February 28,                    December 31,
                                                          1999                   1999                  1998                  1997
                                                      ------------            ------------           --------              --------
                                                                                  amounts in millions
Combined Operations
     Revenue                                             $ 10,492                 2,341                14,062                 7,107
     Operating expenses                                    (9,066)               (1,894)              (13,092)               (7,635)
     Depreciation and amortization                         (1,461)                 (353)               (2,629)               (1,152)
                                                         --------              --------              --------              --------
         Operating income (loss)                              (35)                   94                (1,659)               (1,680)
     Interest expense                                        (886)                 (281)               (1,728)                 (656)
     Other, net                                              (151)                 (127)                 (166)                 (443)
                                                         --------              --------              --------              --------
         Net loss                                        $ (1,072)                 (314)               (3,553)               (2,779)
                                                         ========              ========              ========              ========

     USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At December 31, 1999, Liberty Media Group directly and indirectly held 66.5 million shares of USAI's common stock (as adjusted for a subsequent two-for-one stock split). Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock (as adjusted for the two-for-one stock split). Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at December 31, 1999, Liberty Media Group would own 145.5 million shares (as adjusted for the two-for-one stock split) or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market value of $27.63 per share (as adjusted for the two-for-one stock split) on December 31, 1999. Liberty Media Group accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

     In February 1998, USAI paid cash and issued shares and one of its subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $54 million and an increase to combined equity of $33 million (after deducting deferred income taxes of $21 million) as a result of this share issuance.

     USAI issued shares in June 1998 to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own (the "Ticketmaster

     Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $52 million and an increase to combined equity of $31 million (after deducting deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the combined statement of operations and comprehensive earnings for either the Universal Transaction or the Ticketmaster Transaction due primarily to Liberty Media Group's intention to purchase additional equity interests in USAI.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     In connection with the Universal Transaction, Liberty Media Group was granted an antidilutive right with respect to any future issuance of USAI's common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

     Telewest currently operates and constructs cable television and telephone systems in the UK. At December 31, 1999 Liberty Media Group indirectly owned 506 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was $5.34 per share at December 31, 1999.

     Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received New Telewest shares and cash. Based upon Telewest's closing price of $1.51 per share on April 14, 1998, the General Cable Merger was valued at approximately $1.1 billion. The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of $1.57 per share (the "Telewest Offer"). Liberty Media Group subscribed to 85 million Telewest ordinary shares at an aggregate cost of $133 million in connection with the Telewest Offer. In connection with the General Cable Merger, Liberty Media Group converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty Media Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty Media Group's interest in Telewest, that resulted from the General Cable Merger, Liberty Media Group recorded a non-cash gain of $60 million (before deducting deferred income taxes of $21 million) during 1998.

     The Class A common stock of TV Guide is publicly traded. At December 31, 1999, Liberty Media Group held 58 million shares of TV Guide Class A common stock (as adjusted for a two-for-one stock split) and 75 million shares of TV Guide Class B common stock (as adjusted for a two-for-one stock split). See note 8. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $43.00 per share on December 31, 1999.

     Flextech develops and sells a variety of television programming in the UK. At December 31, 1999, Liberty Media Group indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was $18.58 per share at December 31, 1999.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

     In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of Liberty Media Group's economic ownership interest in Flextech from 46.2% to 36.8%. Liberty Media Group continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, Liberty Media Group recorded a $152 million increase to the carrying amount of Liberty Media Group's investment in Flextech, a $53 million increase to deferred income tax liability, a $66 million increase to combined equity and a $33 million increase to minority interests in equity of attributed subsidiaries. No gain was recognized in the combined statement of operations and comprehensive earnings due primarily to certain contingent obligations of Liberty Media Group with respect to one of the BBC Joint Ventures (see note 15).

     Liberty Media Group and The News Corporation Limited ("News Corp.") each previously owned 50% of Fox/Liberty Networks, which operates national and regional sports networks. Prior to the first quarter of 1998, Liberty Media Group had no obligation, nor intention, to fund Fox/Liberty Networks. During 1998, Liberty Media Group made the determination to provide funding to Fox/Liberty Networks based on specific transactions consummated by Fox/Liberty Networks. Consequently, Liberty Media Group's share of losses of Fox/Liberty Networks for the year ended December 31, 1998 included previously unrecognized losses of Fox/Liberty Networks of approximately $64 million. Losses for Fox/Liberty Networks were not recognized in prior periods due to the fact that Liberty Media Group's investment in Fox/Liberty Networks was less than zero. During 1999, News Corp. acquired Liberty Media Group's 50% interest in Fox/Liberty Networks (see note 7).

     On September 30, 1999, Liberty Media Group purchased 9.9 million class B shares of UnitedGlobalCom for approximately $493 million in cash. UnitedGlobalCom is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At December 31, 1999, Liberty Media Group owned an approximate 10% economic ownership interest representing an approximate 36% voting interest in UnitedGlobalCom. The closing price for UnitedGlobalCom Class A common stock was $70.63 per share on December 31, 1999. The UnitedGlobalCom Class B common stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock.

     During the year ended December 31, 1997, Teleport issued 6.6 million shares of its Class A common stock for certain acquisitions and consummated a public offering of 7.3 million shares of its Class A common stock. As a result of the increase in Teleport's equity, net of the dilution of Liberty Media Group's ownership interest in Teleport that resulted from these transactions, Liberty Media Group recognized non-cash gains aggregating $112 million (before deducting deferred income tax expense of $43 million).

     On April 22, 1998, Teleport completed a merger transaction with ACC Corp. As a result, Liberty Media Group's interest in Teleport was reduced to approximately 26%. In connection with the increase in Teleport's equity, net of the dilution of Liberty Media Group's interest in Teleport, that resulted from the merger, Liberty Media Group recorded a non-cash gain of $201 million (before deducting deferred income tax expense of $71 million).

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     On October 9, 1997, Liberty Media Group sold a portion of its 51% interest in Cablevision to unaffiliated third parties. In connection with such sale and certain related transactions, Liberty Media Group recognized a gain of $49 million. Liberty Media Group's equity interest in Cablevision was 28% at December 31, 1999.

     The $13 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over estimated useful life of 20 years.

     Certain of Liberty Media Group's affiliates are general partnerships and, as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(7)  Investments in Available-for-sale Securities and Others

     Investments in available-for-sale securities and others are summarized as follows:

                                                                                New Liberty         Old Liberty
                                                                               ------------         -----------
                                                                                          December 31,
                                                                               --------------------------------
                                                                                   1999                 1998
                                                                               ------------         -----------
                                                                                   amounts in millions
         Sprint Corporation ("Sprint") (a)                                     $  10,186                2,446
         Time Warner, Inc. ("Time Warner") (b)                                     8,202                7,083
         News Corp. (c)                                                            2,403                   --
         General Instrument Corporation ("General Instrument") (d)                 3,430                  396
         Other available-for-sale securities                                       3,773                  283
         AT&T (e)                                                                     --                3,556
         Other investments, at cost, and related receivables (f)
                                                                                     985                  743
                                                                               ---------              -------
                                                                                  28,979               14,507
             Less short-term investments                                             378                  124
                                                                               ---------              -------
                                                                               $  28,601               14,383
                                                                               =========              =======


     (a) Pursuant to a final judgment (the "Final Judgment ") agreed to by Liberty Media Corporation, AT&T and the United States Department of Justice (the "DOJ ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint Securities ") of Sprint to a trustee (the "Trustee ") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition of Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

     The PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty Media Group. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty Media Group. Liberty Media Group had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

     On November 23, 1998, Liberty Media Group, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of Sprint PCS Group Stock, which tracks the performance of Sprint's then newly created PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, Liberty Media Group, through the trust established pursuant to the Final Judgment, holds the Sprint Securities which consists of shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, Liberty Media Group accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the PCS Exchange, Liberty Media Group's less than 1% voting interest in Sprint and the Final Judgment, Liberty Media Group no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty Media Group accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

     As a result of the PCS Exchange, Liberty Media Group recorded a non-cash gain of $1.9 billion (before deducting deferred income taxes of $647 million) during the fourth quarter of 1998 based on the difference between the carrying amount of Liberty Media Group's interest in the PCS Ventures and the fair value of the Sprint Securities received.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     In September 1999, a trust for Liberty Media Group's benefit entered into a four and one-half year "cashless collar" with a financial institution with respect to 35 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split), secured by 35 million shares of such stock (as adjusted for a two-for-one stock split). The collar provides the trust with a put option that gives it the right to require its counterparty to buy 35 million shares of Sprint PCS Group Stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $27.62 per share (as adjusted for a two-for-one stock split). Liberty Media Group simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $57.42 per share (as adjusted for a two-for-one stock split).

     Additionally, on December 15, 1999, the trust entered into a "cashless collar" with a financial institution with respect to 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). The collar consists of a put option that gives the trust the right to require its counterparty to buy 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split) from the trust in three tranches in approximately two years for $50.00 per share (as adjusted for a two-for-one stock split). The counterparty has a call option giving the counterparty the right to buy the same shares from the trust in three tranches in approximately two years for $65.23 per share (as adjusted for a two-for-one stock split). The put and the call options of each of these collars were equally priced, resulting in no cash cost to the trust or Liberty Media Group.

(b) Liberty Media Group holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock. Liberty Media Group accounts for its investment in Time Warner as an available-for-sale security.

     On June 24, 1997, Liberty Media Group granted Time Warner an option to acquire the business of Southern Satellite Systems, Inc. (the "Southern Business") from Liberty Media Group. Liberty Media Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Pursuant to the option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. Liberty Media Group recognized a $515 million pre-tax gain in connection with such transaction in the first quarter of 1998.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     In March 1999, Liberty Media Group entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its TW Exchange Stock. This cashless collar provides Liberty Media Group with a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty Media Group in approximately seven years for $67.45 per share. Liberty Media Group simultaneously sold a call option giving the counterparty the right to buy the same number of Time Warner shares from Liberty Media Group in approximately seven years for $158.33 per share. The put and the call options were equally priced, resulting in no cash cost to Liberty Media Group.

(c) On July 15, 1999, News Corp. acquired Liberty Media Group's 50% interest in Fox/Liberty Networks in exchange for 51.8 million News Corp. American Depository Receipts ( "ADRs ") representing preferred limited voting ordinary shares of News Corp. Of the 51.8 million ADRs received, 3.6 million were placed in an escrow (the "Escrow Shares ") pending an independent third party valuation, as of the third anniversary of the transaction. The remainder of the 51.8 million ADRs received (the "Restricted Shares ") are subject to a two-year lockup which restricts any transfer of the securities for a period of two years from the date of the transaction. Liberty Media Group recorded the ADRs at fair value of $1,403 million, which included a discount from market value for the Restricted Shares due to the two-year restriction on transfer, resulting in a $13 million gain on the transaction. In a related transaction, Liberty Media Group acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. Liberty Media Group accounts for its investment in News Corp. as an available-for-sale security, with the exception of the Restricted Shares and the Escrow Shares.

(d) On July 17, 1998, TCI acquired 21.4 million shares of restricted stock of General Instrument in exchange for (i) certain of the assets of the NDTC's set-top authorization business, (ii) the license of certain related software to General Instrument, (iii) a $50 million promissory note from TCI to General Instrument and (iv) a nine year revenue guarantee from TCI in favor of General Instrument. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to General Instrument's set-top authorization business. The 21.4 million shares of General Instrument common stock were, in addition to other transfer restrictions, originally restricted as to their sale by Liberty Media Group for a three year period. Liberty Media Group recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     On January 5, 2000, Motorola, Inc. completed the acquisition of General Instrument through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 0.575 shares of Motorola common stock. In connection with the merger Liberty Media Group received 18 million shares and warrants to purchase 12 million shares of Motorola common stock in exchange for its holdings in General Instrument. Subsequent to the merger, the Motorola securities are no longer subject to the three year restriction and accordingly, Liberty Media Group accounted for its investment in General Instrument as an available-for-sale security at December 31, 1999. Liberty Media Group has agreed not to transfer or encumber the Motorola securities for a specified period which is less than one year.

     Liberty Media Group's ability to exercise warrants to purchase 6.1 million shares of Motorola common stock are subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty Media Group $14.35 for each warrant that does not vest as a result of the purchase commitment not being met.

(e) During July 1998, Teleport was acquired by AT&T and Liberty Media Group received in exchange for all of its interest in Teleport approximately 70.4 million shares of AT&T common stock. Liberty Media Group recognized a $2.3 billion gain (excluding related tax expense of $883 million) on such transaction during the third quarter of 1998 based on the difference between the carrying value of Liberty Media Group's interest in Teleport and the fair value of the AT&T common stock received.

(f) On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty Media Group, which held non-voting Class C common stock of International Family Entertainment, Inc. ( "IFE ") ( "Class C Stock ") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock ( "Convertible Notes "), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ( "FKW ") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million. As a result of the exchange, Liberty Media Group recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

     Investments in available-for-sale securities are summarized as follows:

                                                                                New Liberty        Old Liberty
                                                                                -----------        -----------
                                                                                          December 31,
                                                                                ------------------------------
                                                                                   1999                 1998
                                                                                -----------        -----------
                                                                                   amounts in millions
         Equity securities:
             Fair value                                                      $       24,472               13,243
             Gross unrealized holding gains                                          11,457                4,875
             Gross unrealized holding losses                                           (646)                  --
         Debt securities:
             Fair value                                                      $        1,995                   --
             Gross unrealized holding losses                                            (22)                  --



                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     Management of Liberty Media Group estimates the market value, calculated using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty Media Group's investments in available-for-sale securities and others aggregated $29.2 billion and $11.2 billion at December 31, 1999 and December 31, 1998, respectively. No independent appraisals were conducted for those assets.

(8)  Acquisitions and Dispositions

     During July 1997, the 10% minority interest in Encore Media Corporation ("EMC") was purchased by Liberty Media Group for approximately 2.4 million shares of TCI's then outstanding Liberty Media Group tracking stock. Such 10% interest in EMC was accounted for as an acquisition of a minority interest and resulted in an increase of $30 million in combined equity.

     On January 12, 1998, Liberty Media Group acquired from a minority shareholder of TV Guide, formerly named United Video Satellite Group, Inc. ("UVSG"), 49.6 million shares of UVSG Class A common stock (as adjusted for a two-for-one stock split) in exchange for shares of TCI's then outstanding Liberty Media Group tracking stock. The aggregate value assigned to the shares issued by TCI was based upon the market value of such shares at the time the transaction was announced. Such transaction was accounted for as an acquisition of minority interest. As a result of such transaction, Liberty Media Group increased its ownership in the equity of UVSG to approximately 73% and the voting power increased to 93%. In connection with the issuance of TCI's then outstanding Liberty Media Group tracking stock in such transaction, Liberty Media Group recorded the total purchase price of $346 million as an increase to combined equity.

     Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of such transaction, Liberty Media Group's ownership interest in SNG decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty Media Group's ownership interest in SNG, that resulted from such transaction, Liberty Media Group recognized a gain of $38 million (before deducting deferred income taxes of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

     On August 24, 1998, Liberty Media Group purchased 100% of the issued and outstanding common stock of Pramer S.A. ("Pramer"), an Argentine programming company, for a total purchase price of $97 million, which was satisfied by $32 million in cash and the issuance of notes payable in the amount of $65 million. Such transaction was accounted for under the purchase method. Accordingly, the results of operations of Pramer have been included with those of Liberty Media Group since August 24, 1998. The $101 million excess cost over acquired net assets is being amortized over ten years.


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     On November 19, 1998, Liberty Media Group exchanged, in a merger transaction, 10.1 million shares of TCI's then outstanding Liberty Media Group tracking stock for shares of Tele-Communications International, Inc. ("TINTA") common stock not beneficially owned by Liberty Media Group. Such transaction was accounted for by Liberty Media Group as an acquisition of minority interest in equity of attributed subsidiaries. The aggregate value assigned to the shares issued by Liberty Media Group was based upon the market value of the Liberty Media Group Series A tracking stock at the time the merger was announced. In connection with the issuance of TCI's then outstanding Liberty Media Group tracking stock in such merger transaction, Liberty Media Group recorded the total purchase price of $426 million as an increase to combined equity.

     On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 22.5 million shares of UVSG's Class A common stock and 37.5 million shares of UVSG's Class B common stock valued at an average of $18.65 per share. In addition, News Corp. purchased approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty Media Group and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty Media Group each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income taxes of $147 million). Upon consummation, Liberty Media Group began accounting for its interest in TV Guide under the equity method of accounting.

(9)  Liberty Digital, Inc.

     Effective July 11, 1997, a wholly-owned subsidiary of Liberty Digital (then named TCI Music) was merged with and into DMX, Inc. with DMX as the surviving corporation (the "DMX Merger"). As a result of the DMX Merger, stockholders of DMX became stockholders of TCI Music.

     In connection with the DMX Merger, TCI granted to each stockholder who became a stockholder of TCI Music pursuant to the DMX Merger, one right (a "Right") with respect to each whole share of TCI Music Series A common stock acquired by such stockholder in the DMX Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement").

     Each Right entitled the holder to require TCI to purchase from such holder one share of TCI Music Series A common stock for $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and, payable at the election of TCI, in cash, a number of shares of TCI's then outstanding TCI Group Series A tracking stock, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the DMX Merger, the price of TCI Music Series A common stock did not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     Effective with the DMX Merger, TCI beneficially owned approximately 45.7% of the outstanding shares of TCI Music Series A common stock and 100% of the outstanding shares of TCI Music Series B common stock, which represented 89.6% of the equity and 98.7% of the voting power of TCI Music. Simultaneously with the DMX Merger, Liberty Media Group acquired the TCI-owned TCI Music common stock by agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under the Rights Agreement to purchase up to 15 million shares (7 million of which were owned by Liberty Media Group) of TCI Music Series A common stock and issuing an $80 million promissory note (the "Music Note") to TCI. Liberty Media Group recorded its contingent obligation to purchase such shares under the Rights Agreement as a component of minority interest in equity of attributed subsidiaries in the accompanying combined financial statements. TCI Music was included in the combined financial results of Liberty Media Group as of the date of the DMX Merger. Due to the related party nature of the transaction, the $86 million excess of the consideration paid over the carryover basis of the TCI Music common stock acquired by Liberty Media Group from TCI was reflected as a decrease in combined equity. The Music Note was repaid during 1999.

     Prior to the July 1998 expiration of the Rights, Liberty Media Group was notified of the tender of 4.9 million shares of TCI Music Series A common stock and associated Rights. On August 27, 1998, Liberty Media Group paid $39 million to satisfy TCI's obligation under the Rights Agreement. Such transaction was recorded as an acquisition of minority interest in equity of attributed subsidiaries.

     On September 9, 1999, Liberty Media Group and TCI Music completed a transaction (the "Liberty Digital Transaction") pursuant to which Liberty Media Group contributed to TCI Music substantially all of its directly held internet content and interactive television assets, its rights to provide interactive video services on AT&T's cable television systems and a combination of cash and notes receivable equal to $150 million. In exchange, TCI Music issued common stock and convertible preferred stock to Liberty Media Group and was renamed Liberty Digital, Inc.

     During 1999, Liberty Digital issued approximately 4.8 million shares of common stock in connection with the conversion of its preferred stock and approximately 2.8 million shares of common stock in connection with the exercise of certain employee stock options. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty Media Group's interest in Liberty Digital, that resulted from such stock issuances, Liberty Media Group recorded a $108 million increase to combined equity.

(10) At Home Corporation

     During 1998, @Home completed a public offering of @Home common stock and issued 1.2 million shares of common stock in certain acquisitions. As a result of the increase in @Home's equity in connection with these stock issuances, net of the dilution of Liberty Media Group's ownership interest in @Home, Liberty Media Group recognized a gain of $51 million.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     During 1997, @Home issued shares of convertible preferred stock and completed its initial public offering of @Home common stock. In connection with the increase in @Home's equity, net of the dilution of Liberty Media Group's ownership interest in @Home resulting from these stock issuances, Liberty Media Group recognized a gain of $60 million during the third quarter of 1997.

     In connection with exclusive distribution agreements entered into between @Home and certain cable operators, @Home issued warrants to such cable operators to purchase shares of @Home's common stock. Of these warrants, warrants to purchase 11.2 million shares were exercisable as of December 31, 1998. During the year ended December 31, 1998, @Home recorded non-cash charges of $50 million to operations based on the fair value of 1 million shares which were underlying warrants which became exercisable during the period. Such charges are included in "cost of distribution agreements" in the accompanying combined statements of operations.

(11) Long-Term Debt

     Debt is summarized as follows:


                                                                     Weighted
                                                                      average
                                                                     interest             December 31,
                                                                       rate            ------------------
                                                                       1999            1999          1998
                                                                     --------          ----          ----
                                                                                    amounts in millions
         Parent company debt:
             Bank credit facilities                                    5.7%         $       390            529
             Senior notes (a)                                          7.875%               741             --
             Senior debentures (a)                                     8.5%                 494             --
             Senior exchangeable debentures (b)                        4.0%               1,022             --
                                                                                         ------          -----
                                                                                          2,647            529
         Debt of subsidiaries:
             Bank credit facilities                                    6.2%                 573          1,500
             Convertible subordinated debentures (c)                    --                   --            574
             Other debt, at varying rates                                                    57            293
                                                                                         ------          -----
                                                                                            630          2,367
                                                                                         ------          -----
             Total debt                                                                   3,277          2,896
         Less current maturities                                                            554            578
                                                                                         ------          -----
             Total long-term debt                                                   $     2,723          2,318
                                                                                         ======          =====


     (a) On July 7, 1999, Liberty Media Group received net cash proceeds of approximately $741 million and $494 million from the issuance of 7-7/8% Senior Notes due 2009 (the "Senior Notes ") and 8-1/2% Senior Debentures due 2029 (the "Senior Debentures "), respectively. The Senior Notes, which are stated net of unamortized discount of $9 million, have an aggregate principal amount of $750 million and the Senior Debentures, which are stated net of unamortized discount of $6 million, have an aggregate principal amount of $500 million. Interest on the Senior Notes and the Senior Debentures is payable on January 15 and July 15 of each year. The proceeds were used to repay outstanding borrowings under certain of Liberty Media Group's credit facilities, which were subsequently canceled.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     (b) On November 16, 1999, Liberty Media Group received net cash proceeds of $854 million from the issuance of 4% Senior Exchangeable Debentures due 2030. The exchangeable debentures have an aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). This amount will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty Media Group falls below a designated level, after which, at Liberty Media Group's election, Liberty Media Group may pay the amount in cash, Sprint PCS Group Stock or a combination thereof. Interest on these exchangeable debentures is payable on May 15 and November 15 of each year. The carrying amount of the exchangeable debentures in excess of the principal amount (the "Contingent Portion) is based on the fair value of the underlying Sprint PCS Group Stock. The increase or decrease in the Contingent Portion is recorded as an increase or decrease to interest expense in the combined statement of operations and comprehensive earnings.

     (c) On April 8, 1999, Liberty Media Group redeemed all of its outstanding 4-1/2% Convertible Subordinated Debentures due February 15, 2005 with a principal amount of $345 million. The debentures were convertible into shares of AT&T Liberty Media Group Class A tracking stock at a conversion price of $23.54, or 42.48 shares per $1,000 principal amount. Certain holders of the debentures had exercised their rights to convert their debentures and 14.6 million shares of AT&T Liberty Media Group tracking stock were issued to such holders. In connection with such issuance of AT&T Liberty Media Group tracking stock, Liberty Media Group recorded a $354 million increase to combined equity.

     At December 31, 1999, Liberty Media Group had approximately $160 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at December 31, 1999. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

     The U.S. dollar equivalent of the annual maturities of Liberty Media Group's debt for each of the next five years are as follows: 2000: $554 million; 2001: $72 million; 2002: $80 million; 2003: $99 million and 2004:
     $145 million.

     Based on quoted market prices, the fair value of Liberty Media Group's debt at December 31, 1999 is as follows (amounts in millions):

                 Senior Notes                                       $      742
                 Senior Debentures                                         506
                 4% Senior Exchangeable Debentures                       1,088

     Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at December 31, 1999.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


(12) Income Taxes

     Subsequent to the AT&T Merger, Liberty Media Group is included in the consolidated federal income tax return of AT&T and party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Liberty Media Group calculates its respective tax liability on a separate return basis. The income tax provision for Liberty Media Group is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to Liberty Media Group.

     Under the AT&T Tax Sharing Agreement, Liberty Media Group will receive a cash payment from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses will be accounted for by Liberty Media Group as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts will be available to reduce federal taxable income generated by Liberty Media Group in future periods, similar to a net operating loss carryforward, and will be accounted for as a deferred federal income tax benefit.

     In periods when Liberty Media Group generates federal taxable income, AT&T has agreed to satisfy such tax liability on Liberty Media Group's behalf up to a certain amount. The reduction of such computed tax liabilities will be accounted for by Liberty Media Group as an addition to combined equity. The total amount of future federal tax liabilities of Liberty Media Group which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $512 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return, subject to IRS adjustments. Thereafter, Liberty Media Group is required to make cash payments to AT&T for federal tax liabilities of Liberty Media Group.

     To the extent AT&T utilizes existing net operating losses of Liberty Media Group, such amounts will be accounted for by Liberty Media Group as a reduction of combined equity. During the ten month period ending December 31, 1999, AT&T utilized net operating losses of Liberty Media Group with a tax effected carrying value of $88 million.

     Liberty Media Group will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

     Prior to the AT&T Merger, Liberty Media Group was included in TCI's consolidated tax return and was a party to the TCI tax sharing agreements.

     Liberty Media Group's obligation under the 1995 TCI Tax Sharing Agreement of approximately $139 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty Media Group deconsolidates from the AT&T income tax return. Liberty Media Group's receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to combined equity by Liberty Media Group in connection with the AT&T Merger.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


         Income tax benefit (expense) consists of:

                                                                                  Current          Deferred            Total
                                                                                  -------          --------            -----
                                                                                              amounts in millions
         Ten months ended December 31, 1999:
             State and local income tax (expense) benefit, including
                intercompany tax allocation                                      $    (3)              152               149
             Federal income tax benefit, including intercompany tax
                allocation                                                            75               873               948
                                                                                 -------           -------           -------
                                                                                 $    72             1,025             1,097
                                                                                 =======           =======           =======

         Two months ended February 28, 1999:
             State and local income tax expense, including intercompany
                tax allocation                                                   $    (1)              (36)              (37)
             Federal income tax expense, including intercompany tax
                allocation                                                            (3)             (169)             (172)
                                                                                 -------           -------           -------
                                                                                 $    (4)             (205)             (209)
                                                                                 =======           =======           =======
         Year ended December 31, 1998:
             State and local income tax expense, including intercompany
                tax allocation                                                   $    (2)             (200)             (202)
             Federal income tax expense, including intercompany tax
                allocation                                                            (1)           (1,190)           (1,191)
             Foreign income tax expense                                               (1)               (3)               (4)
                                                                                 -------           -------           -------
                                                                                 $    (4)           (1,393)           (1,397)
                                                                                 =======           =======           =======
         Year ended December 31, 1997:
             State and local income tax expense, including intercompany
                tax allocation                                                   $    (3)              (32)              (35)
             Federal income tax benefit, including intercompany tax
                allocation                                                           158                12               170
             Foreign income tax (expense) benefit                                     (9)                4                (5)
                                                                                 -------           -------           -------
                                                                                 $   146               (16)              130
                                                                                 =======           =======           =======


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

                                                           New Liberty                                Old Liberty
                                                         ---------------        ----------------------------------------------------
                                                          Ten months            Two months
                                                             ended                 ended                      Years ended
                                                           December 31,          February 28,                 December 31,
                                                         ---------------        --------------               --------------
                                                              1999                  1999                1998                1997
                                                         -------------          -------------      -------------       -------------
                                                                                        amounts in millions
Computed expected tax benefit
    (expense)                                                $ 1,092                  (53)              (1,244)                 189
Dividends excluded for income tax
    purposes                                                      11                    6                   16                    8
Minority interest in equity of
    attributed subsidiaries                                       16                    3                   33                    3
Amortization not deductible for
    income tax purposes                                         (122)                  (4)                 (21)                 (10)
State and local income taxes, net of
    federal income taxes                                         102                  (29)                (132)                 (23)
Recognition of difference in income
    tax basis of investments in
    attributed subsidiaries                                       --                 (133)                  (1)                 (10)
Increase in valuation allowance                                   --                   --                  (44)                 (26)
Gain on sale of attributed
    subsidiaries' stock                                           --                   --                   18                   21
Effect of deconsolidations on
    deferred tax expense                                          --                   --                   --                  (11)
Other, net                                                        (2)                   1                  (22)                 (11)
                                                            --------             --------             --------             --------
                                                             $ 1,097                 (209)              (1,397)                 130
                                                            ========             ========             ========             ========


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                              New Liberty       Old Liberty
                                                                              -----------       -----------
                                                                                        December 31,
                                                                              -----------------------------
                                                                                  1999               1998
                                                                                --------           --------
                                                                                  amounts in millions
Deferred tax assets:
    Net operating and capital loss carryforwards                                 $    43              188
    Future deductible amount attributable to accrued stock
       compensation and deferred compensation                                        749              215
    Recognized gain on sale of assets                                                 --              147
    Other future deductible amounts due principally to
       non-deductible accruals                                                        37               16
                                                                                --------         --------
    Deferred tax assets                                                              829              566
       Less valuation allowance                                                       50              139
                                                                                --------         --------
    Net deferred tax assets                                                          779              427
                                                                                --------         --------

Deferred tax liabilities:
    Investments in affiliates, due principally to the application of purchase accounting and losses of affiliates recognized for income tax purposes in excess of losses recognized for financial
       statement purposes                                                         13,915            4,825
    Intangibles, principally due to differences in
       amortization                                                                  200               --
    Other, net                                                                        21               60
                                                                                --------         --------
    Deferred tax liabilities                                                      14,136            4,885
                                                                                --------         --------

Net deferred tax liabilities                                                     $13,357            4,458
                                                                                ========         ========


     At December 31, 1999, Liberty Media Group had net operating and capital loss carryforwards for income tax purposes aggregating approximately $94 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2004: $18 million; 2005: $14 million; 2006: $14 million; 2007: $13 million; 2008: $12 million; and $23 million between 2009 and 2010. These net operating losses are subject to certain rules limiting their usage.

(13) Combined Equity

     Stock Repurchase and Issuances

     In conjunction with a stock repurchase program or similar transaction, the issuer may elect to sell put options on its own common stock. Proceeds from any sales of puts with respect to TCI's then outstanding TCI Ventures Group tracking stock and TCI's then outstanding Liberty Media Group tracking stock have been reflected as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to such tracking stocks was reflected as an "obligation to redeem common stock" in the accompanying combined balance sheets. At December 31, 1999 no amounts were outstanding under such arrangements.

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     During the year ended December 31, 1998, pursuant to a stock repurchase program, Liberty Media Group repurchased 239,450 shares of TCI's then outstanding TCI Ventures Group tracking stock and 766,783 shares of TCI's then outstanding Liberty Media Group tracking stock at an aggregate cost of approximately $30 million.

     During the year ended December 31, 1997, pursuant to a stock repurchase program, Liberty Media Group repurchased 916,500 shares of TCI's then outstanding Liberty Media Group tracking stock and 338,196 shares of TCI's then outstanding TCI Ventures Group tracking stock in open market transactions and 219,937 shares of TCI's then outstanding Liberty Media Group tracking stock from the spouse of an officer and director of TCI at an aggregate cost of $22 million.

     Effective July 31, 1997, TCI merged Kearns-Tribune Corporation into a wholly-owned TCI subsidiary attributed to TCI Group. TCI exchanged 47.2 million shares of TCI's then outstanding TCI Group Series A tracking stock for shares of Kearns-Tribune Corporation which held 17.9 million shares of TCI's then outstanding TCI Group tracking stock and 10.1 million shares of TCI's then outstanding Liberty Media Group tracking stock. Liberty Media Group purchased from TCI Group the 10.1 million shares of TCI's then outstanding Liberty Media Group tracking stock that were acquired in such transaction for $168 million.

     During the third quarter of 1997, Liberty Media Group commenced a tender offer (the "Liberty Tender Offer") to purchase up to an aggregate of 22.5 million shares of TCI's then outstanding Liberty Media Group tracking stock at a price of $20 per share through October 3, 1997. During the fourth quarter of 1997, Liberty Media Group repurchased 21.7 million shares of TCI's then outstanding Liberty Media Group Series A tracking stock and 82,074 shares of TCI's then outstanding Liberty Media Group Series B tracking stock at an aggregate cost of approximately $435 million pursuant to the Liberty Tender Offer. All of the above described purchases are reflected as a reduction of combined equity in the accompanying combined financial statements.

     Transactions with Officers and Directors

     Prior to the AT&T Merger, a limited liability company owned by Dr. John C. Malone (Liberty Media Corporation's Chairman) acquired, from certain attributed subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note was repaid in March 2000.

     In connection with the AT&T Merger, Liberty Media Group paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them that entitle the holder to cast more than one vote per share (the "High-Voting Shares") upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the "Low-Voting Stock"), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their High-Voting Shares would be the price paid for shares of the relevant series of Low-Voting Stock by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their High-Voting Shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their High-Voting Shares after conversion to the respective series of Low-Voting Stock) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by Liberty Media Group.

     Transactions with AT&T (formerly transactions with TCI), and Other Related Parties

     Certain AT&T corporate general and administrative costs are charged to Liberty Media Group at rates set at the beginning of the year based on projected utilization for that year. Management believes this allocation method is reasonable. During the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 Liberty Media Group was allocated less than $1 million, $2 million, $13 million and $13 million, respectively, in corporate general and administrative costs by AT&T. These costs are included in charges from related parties in the accompanying combined statements of operations and comprehensive earnings.

     Subsidiaries of Liberty Media Group lease satellite transponder facilities from a subsidiary of AT&T. Charges for such arrangements and other related operating expenses for the ten months ended December 31, 1999 aggregated $20 million and are included in charges from related parties in the accompanying combined statements of operations and comprehensive earnings.


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     During 1999, 1998 and 1997, Liberty Media Group made marketing support payments to AT&T. Charges by AT&T for such arrangements for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 aggregated $4 million, less than $1 million, $5 million and $19 million, respectively, and are included in charges from related parties in the accompanying combined statements of operations and comprehensive earnings.

     The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $6 million and $1 million during the ten months ended December 31, 1999, the two months ended February 28, 1999, respectively, and $6 million for each of the years ended December 31, 1998 and 1997, and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

     In connection with the AT&T Merger, warrants to buy 3 million shares of common stock of CSG Systems International, Inc. ("CSG") and related registration rights were transferred to Liberty Media Group. On April 13, 1999, AT&T purchased these warrants from Liberty Media Group for an aggregate purchase price of $75 million along with the related registration rights. The vesting of the CSG warrants is contingent on AT&T meeting certain subscriber commitments to CSG. If any warrants do not vest, Liberty Media Group must repurchase the unvested warrants from AT&T, with interest at 6% from April 12, 1999. Accordingly, Liberty Media Group has recorded the unvested CSG warrants as deferred income until such time as the CSG warrants vest.

     During September 1998, TCI assigned its obligation under an option contract to Liberty Media Group. As a result of such assignment, Liberty Media Group recorded a $16 million reduction to the intercompany amount due to TCI and a corresponding increase to combined equity.

     Cablevision purchases programming services from certain Liberty Media Group affiliates. The related charges generally are based upon the number of Cablevision's subscribers that receive the respective services. During the year ended December 31, 1997, such charges aggregated $12 million. Additionally, certain of Cablevision's general and administrative functions are provided by Liberty Media Group. The related charges, which generally are based upon the respective affiliate's cost of providing such functions, aggregated $2 million during the year ended December 31, 1997. The above-described programming and general and administrative charges were included in operating costs in the accompanying combined statements of operations and comprehensive earnings.

     During July 1997, AT&T entered into a 25 year affiliation agreement with Starz Encore Group (the "EMG Affiliation Agreement") pursuant to which AT&T will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

     Liberty Digital and AT&T entered into an Amended and Restated Contribution Agreement to be effective as of July 11, 1997 which provides, among other things, for AT&T to deliver, or cause certain of its subsidiaries to deliver to Liberty Digital fixed monthly payments (subject to inflation and other adjustments) through 2017.


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     During the third quarter of 1997, Liberty Media Group sold certain assets (the "SUMMITrak Assets") to CSG for cash consideration of $106 million, plus five-year warrants to purchase up to 1.5 million shares of CSG common stock at $24 per share and $12 million in cash, once certain numbers of TCI affiliated customers are being processed on a CSG billing system. In connection with the sale of the SUMMITrak Assets, TCI committed to purchase billing services from CSG through 2012. In light of such commitment, Liberty Media Group has reflected the $30 million excess (after deducting deferred income taxes of $17 million) of the cash received over the book value of the SUMMITrak Assets as an increase to combined equity.

     During the fourth quarter of 1997, Liberty Media Group's remaining assets in TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. were transferred to TCI in exchange for a $19 million reduction of the amount owed by Liberty Media Group to TCI. Such transfer was accounted for at historical cost due to the related party nature of the transaction.

     Due to Related Parties

     The components of "Due to related parties" are as follows:

                                                                      New Liberty        Old Liberty
                                                                      -----------        -----------
                                                                              December 31,
                                                                      ------------------------------
                                                                         1999                 1998
                                                                      -----------        -----------
                                                                           amounts in millions
         Notes payable to TCI, including accrued interest
                                                                          $  --                   141
         Intercompany account                                                27                   556
                                                                          -----                ------
                                                                          $  27                   697
                                                                          =====                ======


     The non-interest bearing intercompany account includes certain stock compensation allocations (in Old Liberty) and income tax allocations that are to be settled at some future date. Stock compensation liabilities of New Liberty are classified as a separate component of current liabilities. All other amounts included in the intercompany account are to be settled within thirty days following notification.

     Amounts outstanding at December 31, 1998 under notes payable to TCI had varying rates of interest. During the second quarter of 1998, TCI made a contribution to Liberty Media Group of $5 million, which was used to reduce the amount due under the Music Note.


                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


(14) Other Comprehensive Earnings

     Accumulated other comprehensive earnings included in Liberty Media Group's combined balance sheets and combined statements of equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings, net of taxes, is summarized as follows:

                                                                                                       Accumulated
                                                                 Foreign                                  other
                                                                currency         Unrealized           comprehensive
                                                               translation        gains  on           earnings, net
                                                               adjustments       securities             of taxes
                                                               -----------       ----------           -------------
                                                                              amounts in millions
         Balance at January 1, 1997                           $         25               16                    41
         Other comprehensive earnings (loss)                           (22)             749                   727
                                                              ------------    -------------            ----------
         Balance at December 31, 1997                                    3              765                   768
         Other comprehensive earnings                                    3            2,947                 2,950
                                                              ------------    -------------            ----------
         Balance at December 31, 1998                                    6            3,712                 3,718
         Other comprehensive earnings (loss)                           (15)             971                   956
                                                              ------------    -------------            ----------
         Balance at February 28, 1999                         $         (9)           4,683                 4,674
                                                              ============    =============            ==========


         Balance at March 1, 1999                             $         --               --                    --
         Other comprehensive earnings                                   60            6,497                 6,557
                                                              ------------    -------------            ----------
         Balance at December 31, 1999                         $         60            6,497                 6,557
                                                              ============    =============            ==========




                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     The components of other comprehensive earnings are reflected in Liberty Media Group's combined statements of operations and comprehensive earnings, net of taxes and reclassification adjustments for gains realized in net earnings (loss). The following table summarizes the tax effects and reclassification adjustments related to each component of other comprehensive earnings.

                                                                                              Tax
                                                                           Before-tax      (expense)      Net-of-tax
                                                                             amount         benefit         amount
                                                                           ----------      ---------      ----------
                                                                                       amounts in millions
         Ten months ended December 31, 1999:
         Foreign currency translation adjustments                         $          99           (39)              60
                                                                          -------------       --------    ------------

         Unrealized gains on securities:
              Unrealized holding gains arising during period
                                                                                 10,736        (4,246)           6,490
              Less: reclassification adjustment for losses realized in
                  net loss                                                           12            (5)               7
                                                                          -------------       --------    ------------
              Net unrealized gains                                               10,748        (4,251)           6,497
                                                                          -------------       --------    ------------
         Other comprehensive earnings                                     $      10,847        (4,290)           6,557
                                                                          =============       ========    ============

         Two months ended February 28, 1999:
         Foreign currency translation adjustments                         $         (25)           10              (15)
         Unrealized gains on securities:
              Unrealized holding gains arising during period
                                                                                  1,606          (635)             971
                                                                          -------------       --------    ------------
         Other comprehensive earnings                                     $       1,581          (625)             956
                                                                          =============       ========    ============
         Year ended December 31, 1998:
         Foreign currency translation adjustments                         $           5            (2)               3
         Unrealized gains on securities:
              Unrealized holding gains arising during period
                                                                                  4,875        (1,928)           2,947
                                                                          -------------       --------    ------------
         Other comprehensive earnings                                     $       4,880        (1,930)           2,950
                                                                          =============       ========    ============

         Year ended December 31, 1997:
         Foreign currency translation adjustments                         $         (36)           14              (22)
         Unrealized gains on securities:
              Unrealized holding gains arising during period
                                                                                  1,239          (490)             749
                                                                          -------------       --------    ------------
         Other comprehensive earnings                                     $       1,203          (476)             727
                                                                          =============       ========    ============



                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


(15) Commitments and Contingencies

     Starz Encore Group provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1999, these agreements require minimum payments aggregating approximately $900 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

     Flextech has undertaken to finance the working capital requirements of a joint venture (the "Principal Joint Venture") formed with BBC Worldwide, and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound sterling)88 million and, subject to certain restrictions, a standby credit facility of (pound sterling)30 million. As of December 31, 1999, the Principal Joint Venture had borrowed (pound sterling)53 million under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty Media Group assume all of Flextech's funding obligations to the Principal Joint Venture.

     Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At December 31, 1999, the Guaranteed Obligations aggregated approximately $655 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

     Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounts to $30 million, $18 million, $98 million and $84 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively.

     A summary of future minimum lease payments under noncancelable operating leases as of December 31, 1999 follows (amounts in millions):

                  Years ending December 31:
                        2000                              $      21
                        2001                                     18
                        2002                                     16
                        2003                                     16
                        2004                                     13
                        Thereafter                               21

                                                                     (continued)

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


     It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

     Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.